UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________

FORM SB-2

Registration Statement
Under the Securities Act of 1933
____________________________________

eLINEAR, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	5045	76-0478045
( State or other jurisdiction	(Primary Standard	(I.R.S. Employer
of incorporation or	Industrial Classification	Identification Number)
organization)		Code Number)

2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Michael Lewis, CEO, eLinear, Inc., 2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas, 713-896-0500
(Name, Address and Telephone Number of Agent for Service)

Copies to:
THOMAS C. PRITCHARD
BREWER & PRITCHARD, P.C.
THREE RIVERWAY, SUITE 1800
HOUSTON, TEXAS 77056
PHONE (713) 209-2950
FAX (713) 659-5302
_____________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.02	7,846,234	$1.16	9,101,631.4	$1153.18 (3)
TOTAL				$1153.18 (3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant’s common stock on August 5, 2005, as reported on the American Stock Exchange.

(3)	Previously paid upon the filing of the SB-2 registration statement 333-123499.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated August 12, 2005.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

eLINEAR, INC.

7,846,234 SHARES

This prospectus relates to the offer and sale of shares of eLinear, Inc.’s (the “Company,” “eLinear” or “our”) common stock by the selling stockholders listed on page 26. Of the 7,846,234 shares of common stock being registered for resale hereby, 5,054,567 shares are issuable upon conversion of approximately $5,054,567 principal amount of debt with a conversion price of no less than $1.00 per share, 1,800,000 shares are currently issuable upon exercise of stock purchase warrants at per share exercise prices of $1.25, 466,667 shares are issuable upon exercise of stock purchase warrants at per share exercise prices of $1.50, and 525,000 shares are issuable upon exercise of stock purchase warrants at per share exercise prices of $1.75. The warrants excersiable at $1.50 and $1.75 are exercisable only after January 14, 2005.

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders. If the warrants are exercised for cash, we will receive a maximum of $3,868,750.50 of proceeds which we will utilize for working capital purposes.

Our common stock is currently traded on the American Stock Exchange under the symbol ELU. On August 5, 2005, the closing price of our common stock was $1.16 per share.

Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 10 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 10 and the financial statements.

eLINEAR, INC.

We are a total information technology (“IT”) solutions provider of technology consulting, network and storage solutions infrastructure, and digital voice, data, video, and security services for both commercial and residential customers. Our operations are separated into four segments:

-  Product fulfillment and network and storage solutions. Through our wholly owned subsidiary, NetView Technologies, Inc. (“NetView”), we offer a complete solution to our customers for the acquisition, management, and configuration of complex storage and network server installations.

-  Communications deployment. Through our wholly owned subsidiary, NewBridge Technologies, Inc., (“NewBridge”) we provide (a) structured cabling, which is a set of cabling and connectivity products that integrate the voice, data, video and various management systems of a structure, (b) cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems, (c) security installation and monitoring, and (d) digital services of voice, data, and video over fiber optic networks to residential and commercial customers.

-  Consulting services. We offer: (a) consulting services, (b) creative web site design, (c) web site content management software, and (d) technical project management and development services.

-  Premise security solutions. Through our wholly-owned subsidiary, TanSeco Systems, Inc. (“TanSeco”), we have business centered in premise security solution which includes a three-year contract with RadioShack Corporation (“RadioShack”) to install kiosks throughout the United States, 24X7 third party security monitoring contracts with a variety of commercial customers and project work installing security devices and fiber/cable in client locations across the U.S.

We operated as a technology consulting business since December 1999. We acquired our Internet consulting business as a result of a reverse merger with Imagenuity, Inc., ("Imagenuity") in 1999. Since 1999 to date, our Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2004, the consulting segment contributed less than 1% of our revenue. From 1995, its inception, eLinear, which at the time was named Kinetics.com, Inc.("Kinetics.com"), was engaged in marketing proprietary software programs for use on the world wide web of the Internet. Kinetics.com marketed two software programs designed for use on the Web in 1995 and 1996. During 1996, several creditors of Kinetics.com obtained court judgments against it as a result of non-payment of financial obligations and in 1997 Kinetics.com transferred all of its assets to an unaffiliated third party. Subsequent to the asset transfer, the only activities of Kinetics.com consisted of negotiating settlements with its creditors and attempting to identify a suitable acquisition or merger candidate. While Kinetics.com was the survivor in the merger, from an accounting standpoint the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

We completed the acquisition of NetView and NewBridge during 2003. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

Although NetView became our wholly owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information included in this prospectus is information derived from the consolidated financial statements of NetView, which contributed 90% of our revenue for fiscal 2004 and 94% of our revenue for fiscal 2003.

In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. In the transaction, we issued 850,000 shares of common stock, and options to purchase 300,000 shares of common stock to the stockholders of NewBridge. NewBridge contributed 8% of our revenue for fiscal 2004 and 2% of our revenue for fiscal 2003.

On November 3, 2004, eLinear acquired all of the outstanding and issued stock of TanSeco, from RadioShack. TanSeco is a nation wide security solutions company, established over 35 years ago, that provides single source, integrated life safety and physical security systems and security monitoring services to commercial customers. Pursuant to this transaction, eLinear offered employment to over 35 RadioShack employees. Concurrently with this transaction, TanSeco entered into a three-year services agreement with RadioShack, pursuant to which, TanSeco will provide the installation, service, repair and inspection of security, closed circuit television, and fire systems used by RadioShack for the security systems of its more than 5,000 company-owned stores located in the continental United States, Puerto Rico and the U.S. Virgin Islands, kiosks and other physical locations. In addition to providing services to RadioShack in connection with the services agreement, TanSeco plans to do the following: (i) continue to provide installation, service, repair, and inspection of security, closed circuit television and fire systems to existing customers of TanSeco; (ii) seek out and obtain, either independently or through the use of third parties, new customers for TanSeco's installation, service, repair, and inspection of security, closed circuit television and fire systems services; and (iii) through the use of third parties, provide monitoring services, which may include monitoring fire alarms and burglar alarms, to new and existing customers of TanSeco.

In January 2004, we completed a private offering that raised gross proceeds of $2,533,850. In this offering, we issued 1,964,225 shares of common stock, warrants to purchase 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share. In February 2004, we completed a private offering that raised gross proceeds of $2,460,000. In this offering we issued 1,230,000 shares of common stock, warrants to purchase 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share. In addition to the foregoing warrants, in connection with the above financings, we issued warrants to purchase 117,854 shares of our common stock at an exercise price of $1.89 per share, warrants to purchase 109,015 shares of our common stock at an exercise price of $1.55 per share, warrants to purchase 61,500 shares of our common stock at an exercise price of $2.50 per share, and warrants to purchase 61,500 shares of our common stock at an exercise price of $3.00 per share. In September 2004, we registered the resale of our common stock issued thereby, including the shares of common stock underlying the warrants. As of the effective date of the September 2004 registration statement, we had accrued $353,224 of penalties due to our failure to timely obtain effectiveness of such registration statement. As settlement for the penalties, we issued 319,248 shares of our common stock and lowered the exercise price on certain warrants to $1.00 per share and extended the expiration date, which repricing was valued at $317,171.

In February 2004, we entered into a revolving credit facility with Laurus Master Fund, Ltd. (“Laurus”) which loan documents were amended in October 2004. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an "overadvance," if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we were not required to pay this interest amount on any overadvances. In October 2004, Laurus agreed to fund an additional $500,000, which loan was not deemed an overadvance. As of December 31, 2004, we had approximately $4,784,543 outstanding on this credit facility. This credit facility is secured by all of our assets. In consideration for the issuance of seven-year warrants to purchase 150,000 shares of our common stock at $1.90 per share and the forgiveness of penalties owed to Laurus in the approximate amount of $153,000 as of October 2004, we agreed in October 2004 to reduce the conversion price of the credit facility from $2.91 to $1.00 per share. At the option of the holder, the outstanding balance on the credit facility can be converted into shares of our common stock at a conversion price of $1.00 per share. In connection with the execution of this credit facility, and in connection with the October 2004 amendment, we issued Laurus seven-year warrants to purchase a total of 440,000 shares of our common stock at exercise prices ranging from $1.90 to $3.22 per share. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount. We are not obligated at any time to repurchase any portion of neither the Laurus conversion shares nor the shares underlying the warrants. The registration statement registering the resale of the 2,000,000 conversion shares underlying $2,000,000 of debt and the resale of the 440,000 shares underlying the warrants was declared effective in December 2004. Once we borrow a total of $4,000,000 pursuant to the Credit Facility, we are required to register the resale of the 2,000,000 shares underlying the additional 2,000,000 of debt.

On February 28, 2005, we entered into financing arrangements (the “February 2005 Financing”), which has been subsequently amended, for a total principal amount of $12 million with Laurus, Iroquois Capital LP (“Iroquois”), RHP Master Fund (“RHP”), Basso Private Opportunity Holding Fund Ltd. (“Basso Private”), and Basso Multi-Strategy Holding Fund Ltd. (“Basso Multi,” collectively with Laurus, Iroquois, RHP and Basso Private, the “Investors”) in which we issued to: (i) Laurus a convertible secured note in the principal amount of $5,000,000 and a common stock purchase warrant to purchase up to 750,000 shares of the Company common stock; (ii) Iroquois a convertible secured note in the principal amount of $5,000,000 and a common stock purchase warrant to purchase up to 750,000 shares of the Company common stock; (iii) RHP a convertible secured note in the principal amount of $1,000,000 and a common stock purchase warrant to purchase up to 150,000 shares of the Company common stock; (iv) Basso Private a convertible secured note in the principal amount of $220,000 and a common stock purchase warrant to purchase up to 33,000 shares of the Company common stock; and (v) Basso Multi Note a convertible secured note in the principal amount of $780,000 and a common stock purchase warrant to purchase up to 117,000 shares of the Company common stock. . Pursuant to the February 28, 2005 financing arrangement, 80% (net of applicable fees) of the $12 million total principal amount was held in restricted accounts for each respective Investor.

On July 14, 2005, the Company amended the February 2005 Financing by entering into a supplement agreement with the Investors (the “Supplement”). The Supplement modifies the February 2005 financing arrangement by (i) releasing all the funds held in the restricted account, of which $7,200,000 was pre-paid to the respective Investors without penalty and the remaining amount, approximately $2,138,921, was funded to the Company; (ii) canceling the notes issued pursuant to the February 2005 financing arrangement and issuing new notes to each Investor for their respective total principal amount of $5,054,566.66 that included (x) the 20% (including applicable fees) of the February 2005 Financing funded to the Company in February 2005; (y) the funds released from the restricted accounts to the Company pursuant to the Supplement; and (z) the interest accrued on the funds held in the restricted account from March 2005 until July 14, 2005; (iii) granting the Investors a right to participate in their pro rata portion of 60% of any future financing of the Company for one year; and (iv) issuing warrants exercisable after January 14, 2006 at an above market price into an aggregate of 991,667 shares of common stock to Iroquois, RHP, Basso Private and Basso Multi. The terms between the Company and each of the respective Investors are substantially similar.

The new notes are secured by all of the Company and its subsidiaries’ assets. The payment of interest and principal, under certain circumstances, may be made with shares of the Company common stock at a conversion price of no less than $1.00 per share. The new notes will accrue interest at a rate per annum equal to the “prime rate” published in the Wall Street Journal plus seventy five basis points, as may be adjusted. The Company has the ability to prepay any amounts owed under these new notes at 115% of the principal amount. The Company is obligated to make monthly payments, either in cash or stock as determined by the new notes, beginning on August 1, 2005 for the total principal of the new notes, plus applicable interest (the “Monthly Payment”). The Monthly Payment will be made (i) automatically by a conversion in stock at a “Fixed Conversion Price”, (ii) at the discretion of the Company at a reduced conversion price, but no less than $1.00, or (iii) in cash paid by the Company at 101% of the Monthly Payment. The Monthly Payments shall be automatically made, subject to volume limitation, in Company common stock at the Fixed Conversion Price if (i) the shares of the Company common stock underlying the shares of the notes are registered; and (ii) the average trading price of the Company common stock for the five days preceding the Monthly Payment is greater than 110% of the Fixed Conversion Price. If the Monthly Payment is not automatically converted into shares of Company common stock because the average trading price of the Company common stock for the five trading days prior to due date of the Monthly Payment is less than 110% of the Fixed Conversion Price, the Company may, at its discretion, make the Monthly Payment in Company common stock at a conversion price equal to 85% of the average trading price of the Company common stock for the five lowest closing days for the 22 trading days prior to the Company’s notice, but in no case shall the conversion price be less than $1.00. The Fixed Conversion Price is $1.00, subject to adjustment, but in no case reduced to less than $1.00.

The Investors may convert all or any portion of the principal amounts of their respective new notes, including any accrued interest or fees thereon at the Fixed Conversion Price.

Notwithstanding the foregoing, the Company’s right to issue shares of its common stock in payment of obligations under the new notes shall be subject to the limitation that the number of aggregate shares of common stock issued to each Investor shall not exceed 25% of the aggregate dollar trading volume of the Company common stock for the 22 trading days immediately preceding the date on which the conversion is to occur.

The Investors may not exercise the warrants issued pursuant to the Supplement until January 14, 2006 and are exercisable until January 14, 2013, of which 466,667 of the warrants are exercisable at $1.50 and 525,000 are exercisable at $1.75.

If the Company fails to obtain effectiveness of this registration statement prior to October 27, 2005, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 1.25% of the principal amount of the new notes per month; except that the Company will only have to pay 50% of the liquidated damages if the registration statement is not declared effective by the Securities and Exchange Commission under certain circumstances.

This summary description of the financing arrangements with the Investors does not purport to be complete and is qualified in its entirety by reference to the form of the agreements and the other documents and instruments that are filed as exhibits to this current report.

We maintain a web site at www.elinear.com. Information contained on our web site is not part of this prospectus. Our principal executive offices are located at 2901 West Sam Houston Parkway Suite E-300, Houston, Texas 77043, and our telephone number is (713) 896-0500. All references to "we," "our," or "us" refer to eLinear, Inc., a Delaware corporation, and our subsidiaries.

THE OFFERING

Securities offered	The selling stockholders are offering a total of 7,846,234 shares, including a total of 2,791,667 shares underlying warrants.

Common stock outstanding	As of August 5, 2005, we had 24,566,022 shares outstanding.

Number of shares of common stock outstanding does not include the following:
18,475,394 shares of common stock, consisting of 4,514,583 shares of common stock issuable upon the exercise of outstanding options issued to officers, directors, employees and consultants, 6,906,244 shares underlying, warrants issued in financing transactions, and 7,054,567 shares of common stock issuable upon conversion of  $7,054,567 principal amount of debt.

Use of proceeds
We will not receive any of the proceeds from the sale of shares of our common stock offered by our selling stockholders. We will receive the proceeds from the cash exercise of the warrants discussed in this prospectus.

Market for our securities	Our common stock currently trades on the American Stock Exchange under the symbol ELU. The market for our common stock is highly volatile.

Risk factors
Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. A discussion of some of the risks associated with our company is in the Risk Factors section beginning on page 10.

SUMMARY FINANCIAL INFORMATION

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2004 and 2003 and unaudited quarterly periods ended June 30, 2005 and 2004. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 14 of this prospectus and our financial statements and related notes beginning on page F-1.

	Six Months Ended June 30, (Unaudited)
Statements of operations data:	2005	2004
Revenue	$14,751,483	$9,506,087
Cost of revenue	12,118,857	8,247,674
Selling, general and administrative expenses	2,632,626	3,794,189
Impairment of goodwill	0	451,925
Depreciation and amortization	277,268	30,684
Interest expense	(880,038)	(712,490)
Other income	78,312	10,635
Net loss	(5,957,816)	$(3,720,240)
Net loss per common share (basic and diluted)	$(0.26)	$(0.20)

	Years Ended December 31,
Statements of operations data:	2004	2003
Revenue	$24,065,753	$13,501,140
Cost of revenue	20,476,838	11,367,405
Selling, general and administrative expenses	10,631,037	3,151,263
Depreciation and amortization	151,630	20.290
Interest expense	1,255,493	30,775
Other income	16,533	46,432
Net loss	$(8,432,712)	$(1,022,161)
Net loss per common share (basic and diluted)	$(0.42)	$(0.07)

	As of	As of
Balance sheet data:	June 30, 2005 (Unaudited)	December 31, 2004
Working capital	$(202,657)	$1,885,689
Total assets	$9,990,272	$9,333,397
Total liabilities	$8,390,151	$6,500,652
Shareholders’ equity	$1,600,121	$2,832,745

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

AS SUBSTANTIALLY ALL OF OUR REVENUE IS DERIVED FROM A RECENTLY FORMED BUSINESS THERE IS A LIMITED HISTORY OF OPERATIONS TO EVALUATE POTENTIAL FUTURE PERFORMANCE.

In our financial statements, NetView accounted for 73% of our revenue for six months ended June 30, 2005, 90% of our revenue for the year ended December 31, 2004, and 94% of our revenue during the year ended December 31, 2003. This business segment commenced operations in January 2002, acquired by us in April 2003 and, accordingly, it has a limited operating history upon which to base an investment decision. An investment in us is high-risk as we are an early-stage company with unforeseen costs and expenses.

WE ARE DEPENDENT ON A FEW LARGE CUSTOMERS, AND THE LOSS OF ANY ONE WOULD NEGATIVELY AFFECT OUR BUSINESS OPERATIONS.

One customer accounted for approximately 17.8% of our revenue for the six months ended June 30, 2005, 18% of our revenue for fiscal year 2004 and four customers account for approximately 21%, 14%, 10% and 10% of our revenue for fiscal year 2003. We do not maintain long-term contractual arrangements with any of these customers and, accordingly, there is no assurance that these customers will continue to conduct business with us in the future. The loss of any of these customers would have a material adverse effect on our business operations.

WE DO NOT MAINTAIN LONG-TERM AGREEMENTS WITH OUR PRODUCT FULFILLMENT CUSTOMERS, THERE IS NO ASSURANCE THAT THESE CUSTOMERS WILL CONTINUE TO CONDUCT BUSINESS WITH US IN THE FUTURE.

With the exception to contracts held by TanSeco, our business model relies upon negotiated sales transactions with our customers on a transaction by transaction basis. Because we do not enter into long-term contracts with our customers, there is no assurance that we will be able to conduct repeat business or long-term business with any one of our current customers. The failure of our customers to continue to do business with us would have a material adverse effect on our business operations.

WE HAVE A LARGE AMOUNT OF GOODWILL ON OUR BALANCE SHEET THAT, IF DEEMED IMPAIRED, WOULD NEGATIVELY EFFECT OUR FUTURE PROFITABILITY.

As of June 30, 2005, we had $1,100,000 of goodwill, as restated, resulting from the acquisition of NewBridge. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. In September 2004, we performed a valuation analysis of the discounted projected estimated future cash flows of NewBridge and we elected to write down a portion of the goodwill related to NewBridge. Due to the large amount of goodwill presently on our financial reports, if impairment is required, our financial condition and results of operations would be negatively affected. During March 2004, we recorded an impairment charge of approximately $451,000 related to the goodwill associated with the NetView acquisition. Due to the large amount of goodwill included in our financial reports, if an impairment is required, our future financial results would be negatively affected.

IF WE NEED ADDITIONAL FINANCING, AND IF FINANCING IS UNAVAILABLE, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

As of June 30, 2005, we had cash balances in non-restricted accounts of $361,751 and cash in restricted accounts of $504,580. We have historically financed our operations through private equity financings. During fiscal 2004, we did not generate positive cash flow from our operations. The Company believes it has sufficient capital to fund operations through the end of September 2005. We anticipate that we will need additional capital in the future to expand our business operations. We do not have any commitments for funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

IT IS LIKELY THAT OUR EXISTING EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO DICTATE SIGNIFICANT CORPORATE DECISIONS NOTWITHSTANDING THE SUCCESS OF OUR BUSINESS STRATEGY.

As of June 30, 2005, our executive officers and directors beneficially owned an aggregate of approximately 47.97 % of our outstanding common stock. These parties have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons have the ability to influence or control the management of our day-to-day operations, business and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control;

•	preventing a change in our management, even if our management is unsuccessful in executing our business strategy;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

WE HAVE RESERVED A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK FOR ISSUANCE UPON THE EXERCISE OF WARRANTS, OPTIONS, AND UPON THE CONVERSION OF OUR OUTSTANDING LOANS AND CREDIT FACILITIES. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

We have reserved a large number of shares to be issued on the exercise of outstanding warrants, options, and upon the conversion of our outstanding loans and credit facility. In addition, we have a large number of shares reserved under our existing stock option plans. The warrants and options have exercise prices ranging from $0.32 to $39.375 per share. The convertible notes issued as part of the February 2005 Financing are convertible at no less than $1.00 and the warrants issued in connection therewith our exercisable at $1.25 per share. Our Laurus credit facility has a conversion price of $1.00 per share and the February 2004 Financing loans have a conversion floor of $1.00. As of June 30, 2005, we have reserved 18,475,394 shares of our common stock for issuance on the exercise of warrants and options, and upon the conversion of debt. The issuance of our common stock upon the exercise of these securities will be dilutive and may hurt our stock price.

THE TERMS OF OUR DEBT OBLIGATIONS TO THE INVESTORS IN THE FEBRUARY 2005 FINANCING SUBJECT US TO THE RISK OF FORECLOSURE ON ALL OF OUR ASSETS.

To secure the payment of all obligations owed to the Investors, we have granted to the Investors a security interest and lien on all of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by the Investors to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition.

IF WE DON'T HAVE SUFFICIENT FUNDS TO REPAY OUR PRINCIPAL OR INTEREST OBLIGATIONS TO THE INVESTORS, THE LENDER HAS THE RIGHT TO FORECLOSE ON ALL OF OUR ASSETS.

We may not have sufficient funds to repay the Investors when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to the Investors, and we intend to use the funds received from the Investors for working capital and mergers and acquisitions. Accordingly, we may be required to obtain funds to repay the Investors either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. Failure to effect timely payment of our debt obligations would provide the Investors the right to foreclose on all of our assets.

OUR NET LOSS OF $8,432,712 IN FISCAL YEAR 2004 AND $2,540,450 FOR THE SECOND QUARTER OF FISCAL YEAR OF 2005 INDICATES THAT WE MAY NOT BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

While we were profitable during fiscal 2002, we recorded a net loss of $1,022,161 during fiscal 2003, $8,432,712 during fiscal 2004 and $5,97,816 for the six months ended June 30, 2005. We anticipate our future expense levels may continue to increase as we attempt to expand our business operations. If our revenue does not exceed our additional spending levels, we may not achieve or sustain profitability in the current fiscal year or in the future.

THE LOSS OF THE SERVICES OF MESSRS. TOMMY ALLEN, KEVAN CASEY AND MICHAEL LEWIS, THROUGH DEATH, DISABILITY OR THE DECISION TO PURSUE OTHER BUSINESS INTERESTS, COULD ADVERSELY EFFECT OUR BUSINESS OPERATIONS.

If we lose the services of Tommy Allen, our vice chairman and a director, Kevan Casey, our chairman, or Michael Lewis, our CEO and a director, our ability to operate and expand our business may be seriously compromised. Messrs. Allen, Casey and Lewis have been instrumental in determining our strategic direction and focus. We do not maintain key person insurance on Messrs. Allen Casey or Lewis.

BECAUSE OUR PRIMARY COMPETITORS ARE SMALL OPERATORS THAT COMPETE ON A RELATIONSHIP BASIS, WE COULD LOSE CURRENT CUSTOMERS IF OUR CUSTOMER CONTACT WAS REPLACED.

The IT industry includes equipment manufacturers that serve many of the same customers served by us. While we compete with many entities that have well-established brand names, large customer bases and greater resources than us, we believe that our primary competitors are smaller companies with business plans similar to ours that rely upon pre-existing relationships to generate repeat business. Without diminishing the competitive nature of these well-established companies, often it is the smaller capitalized company possessing special relationships with the decision making employees of our potential customers that pose the most competitive aspect of our business. Moreover, we expect numerous companies to enter our industry and expose us to continued price competition.

OUR STOCK PRICE IS HIGHLY VOLATILE AND, THEREFORE, THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

The market price of our common stock has fluctuated and may continue to fluctuate. During 2005, the price of our common stock has ranged from $0.65 per share to $1.31 per share. These fluctuations may be exaggerated since the trading volume of our common stock is volatile. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations.

WE MAY BE IN VIOLATION OF SECTION 5 OF THE SECURITIES ACT AND CONSEQUENTLY INVESTORS IN THE FEBRUARY 2005 FINANCING MAY HAVE RESCISSION RIGHTS.

During June 2005, the Securities and Exchange Commission notified us that it believed the filing of this registration statement violated Section 5 of the Securities Act. If a violation of Section 5 occurred, the Investors related to the February 2005 funding have obtained the right to require the Company to repay to the Investors the original amount of the Investor Notes of $2,736,000 plus interest from the initial date of funding for a period of one year following the date of the violation. We received a waiver of any potential violation of Section 5 from each Investor on July 14, 2005.

OUR "BLANK CHECK" PREFERRED STOCK COULD BE ISSUED TO PREVENT A BUSINESS COMBINATION NOT DESIRED BY MANAGEMENT OR OUR CURRENT MAJORITY STOCKHOLDERS.

Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with designations, rights and references as may be determined by our board of directors without stockholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing stockholders from receiving a premium for their shares in connection with a change of control.

YOU LIKELY WILL NOT RECEIVE A RETURN ON YOUR INVESTMENT IN THE SHARES THROUGH DIVIDENDS PAID ON OUR COMMON STOCK.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. While our dividend policy will be based on our operating results and capital needs, we anticipate that all earnings, if any, will be retained to finance our future operations. We are prohibited from paying dividends pursuant to our existing debt instruments.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT AND THEREFORE COULD LIMIT THE PRICE INVESTORS MAY BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

The anti-takeover provisions in our certificate of incorporation and in Delaware law could make it more difficult for a third party to acquire us without the approval of our board of directors. Under these provisions, we could delay, deter, or prevent a takeover attempt or third-party acquisition that our stockholders may consider to be in their best interests, including takeover attempts that may result in a premium over the market price of our common stock. In addition, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. These anti-takeover provisions may limit the price investors are willing to pay in the future for shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition, or state other "forward-looking" information. The words "believe," "intend," "plan," "expect," "anticipate," "estimate," "project" and similar expressions identify that a forward-looking statement was made. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause results to differ from projections include, for example:

•	our ability to locate quality acquisition candidates to grow our business;

•	our ability to integrate any new acquisitions;

•	the loss of any of our large customers;

•	the level of demand for our products or services; and

•	our ability to develop or maintain strategic relationships.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. Future events and actual results could differ materially from those expressed in, contemplated by, or underlying any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrants to purchase 2,791,667 shares of common stock are exercised for cash, we will receive gross proceeds of up to $3,868,750.50 which will be used for general working capital purposes or potential mergers or acquisitions.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock trades on the American Stock Exchange under the symbol ELU since April 1, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

	High	Low
Year 2005
Quarter ended June 30	$1.31	$0.65
Quarter ended March 31	$1.28	$0.70
Year 2004
Quarter ended December 31	$1.60	$0.84
Quarter ended September 30	$2.11	$0.89
Quarter ended June 30	$3.25	$1.50
Quarter ended March 31	$3.50	$1.85
Year 2003
Quarter ended December 31	$2.75	$1.19
Quarter ended September 30	$1.62	$0.65
Quarter ended June 30	$1.00	$0.45
Quarter ended March 31	$0.45	$0.45

As of August 5, 2005, there were approximately 3828 shareholders of record of our common stock which does not include those shareholders whose common stock is held in street name. We have neither declared nor paid any cash dividends to date and current existing debt instruments precludes from paying such dividends. We do not anticipate paying dividends in the foreseeable future until such time as the Company has sufficient cash flow from operations to justify payment of a dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of eLinear’s financial condition as of June 30, 2005, and the results of operations for the six--month periods ended June 30, 2005 and 2004, should be read in conjunction with eLinear’s audited consolidated financial statements and notes thereto included in eLinear’s Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission..

Overview

eLinear currently consists of four operating segments:

▪	Consulting services. We offer consulting services, creative web site design, web site content management software and technical project management and development services.

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Product fulfillment and network and storage solutions. Through NetView we offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations.

▪
Communications deployment. Through NewBridge we provide structured cabling, which is a set of cabling and connectivity products that integrate voice, data, video and various management systems, cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems, security installation and monitoring and digital services of voice, data and video over fiber optic networks to its residential and commercial customers.

•
Security solutions. Through TanSeco we have business centered on premise security solutions which includes a three-year contract with RadioShack to install kiosks throughout the United States, 24X7 third party security monitoring contracts with a variety of commercial customers and project work installing security devices and fiber/cable in client locations across the US.

eLinear operated as a technology consulting business from December 1999 until its acquisition of NetView in April 2003. We acquired our Internet consulting business as a result of a reverse merger with Imagenuity, Inc. (“Imagenuity”) in 1999. Since 1999 to date, our its Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2004, the consulting segment contributed less than 1% of our revenue. Immediately prior to acquiring the business of Imagenuity, eLinear, which at the time was named Kinetiks.com, Inc. (“Kinetiks.com”) did not engage in any business activities except for negotiating and compromising debt and searching for merger candidates. While Kinetics.com was the survivor in the merger, from an accounting standpoint the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

We completed the acquisitions of NetView and NewBridge during 2003. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

Although NetView became a wholly-owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. The acquisition resulted in goodwill of $451,920. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information for the year ended December 31, 2003 is information derived from the financial statements of NetView.

In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. Pursuant to the transaction, we issued 850,000 shares of our common stock valued at $935,000, using the market price on July 31, 2003, and options to purchase 300,000 shares of common stock valued at $274,000 using the Black-Scholes option pricing model, to the shareholders of NewBridge. The acquisition was accounted for using the purchase method of accounting resulting in goodwill of $1,491,102, as restated, which was later written down to $1,100,000.

In November 2004, we acquired all of the outstanding and issued stock of TanSeco from RadioShack. As a result, TanSeco became a wholly-owned subsidiary of eLinear. We purchased the stock with cash of $750,000 and acquired inventory, fixed assets and security monitoring contracts. Concurrent with this transaction, TanSeco entered into a three-year services agreement with RadioShack whereby TanSeco will provide the installation, service, repair and inspection of security, closed circuit television and fire systems used by RadioShack for the security of its more than 5,000 company-owned stores, kiosks and other physical locations.

Recent Developments

On February 28, 2005, the Company entered into financing arrangements to receive up to a total principal amount of $12 million with Laurus, Iroquois Capital LP (“Iroquois”), RHP Master Fund (“RHP”), Basso Private Opportunity Holding Fund Ltd. (“Basso Private”), and Basso Multi-Strategy Holding Fund Ltd. (“Basso Multi”), (collectively, the “Investors”) in which it initially received $2,736,000 in cash and the ability upon certain conditions to receive the remaining amount of the total financing of $9,264,000. On July 14, 2005, the Company amended this financing.

The Company issued 1,800,000 warrants to the Investors as part of the February 28, 2005 financing. The warrants are exercisable by the Investors until February 28, 2012, at $1.25 per share of Company common stock. All of the warrants are immediately exercisable with no requirement to return to the Company should the initial $2,736,000 not be paid in full.

In conjunction with the February 28, 2005 financing, the Investors were paid a fee of $449,484. The warrants, which are exercisable immediately, were valued at $1,283,479 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to the Investors were recorded as a discount to the notes and are being amortized over the term of the loan using the effective interest method.

The credit facility is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $1,003,201 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the notes and is being amortized over the term of the loan using the effective interest method. In the event the Investors convert the notes prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

Prior to making any payments under the February 2005 financing, on July 14, 2005, the Company amended the 2005 financing arrangement, entered into on February 28, 2005. The supplement modifies the February 2005 financing arrangement by (i) releasing all the funds held in the restricted account, of which $7,200,000 was paid to the respective Investors without penalty and the remaining amount, approximately $2,138,921, was funded to the Company; (ii) amending and restating the notes issued pursuant to the February 2005 financing arrangement with the new total principal amount of $5,054,567 that included (x) the twenty percent (20%) (including applicable fees) of the February 2005 financing funded to the Company in February 2005; (y) the funds released from the restricted accounts to the Company pursuant to the supplement; and (z) the interest accrued on the funds held in the restricted account from March 2005 until July 14, 2005; (iii) granting the Investors a right to participate in their pro rata portion of 60% of any future financing of the Company for one year; and (iv) issuing warrants exercisable after January 14, 2006 at exercise prices ranging from $1.50 to $1.75 per share into an aggregate of 991,667 shares of common stock to Iroquois, RHP, Basso Private and Basso Multi. The terms between the Company and each of the respective Investors are substantially similar. In addition, each Investor waived any rights to any potential Section 5 violation that may have been caused in connection with the February 2005 financing.

The new notes are secured by all of the Company and its subsidiaries’ assets. The payment of interest and principal, under certain circumstances, may be made with shares of the Company common stock at a conversion price of no less than $1.00 per share. The new notes will accrue interest at a rate per annum equal to the “prime rate” published in the Wall Street Journal plus seventy five basis points, as may be adjusted. The Company has the ability to prepay any amounts owed under these new notes at 115% of the principal amount. The Company is obligated to make monthly payments, either in cash or stock as determined by the new notes, beginning on August 1, 2005 for the total principal of the new notes, plus applicable interest (the “Monthly Payment”). The Monthly Payment will be made (i) automatically by a conversion in stock at a “Fixed Conversion Price”, (ii) at the discretion of the Company at a reduced conversion price, but no less than $1.00, or (iii) in cash paid by the Company at 101% of the Monthly Payment. The Monthly Payments shall be automatically made, subject to volume limitation, in Company common stock at the Fixed Conversion Price if (i) the shares of the Company common stock underlying the shares of the notes are registered; and (ii) the average trading price of the Company common stock for the five days preceding the Monthly Payment is greater than 110% of the Fixed Conversion Price. If the Monthly Payment is not automatically converted into shares of Company common stock because the average trading price of the Company common stock for the five trading days prior to the due date of the Monthly Payment is less than 110% of the Fixed Conversion Price, the Company may, at its discretion, make the Monthly Payment in Company common stock at a conversion price equal to 85% of the average trading price of the Company common stock for the five lowest closing days for the 22 trading days prior to the Company’s notice, but in no case shall the conversion price be less than $1.00. The Fixed Conversion Price is $1.00, subject to adjustment, but in no case reduced to less than $1.00.

The Investors may convert all or any portion of the principal amounts of their respective new notes, including any accrued interest or fees thereon at the Fixed Conversion Price.

Notwithstanding the foregoing, the Company’s right to issue shares of its common stock in payment of obligations under the new notes shall be subject to the limitation that the number of aggregate shares of common stock issued to each Investor shall not exceed 25% of the aggregate dollar trading volume of the Company common stock for the 22 trading days immediately preceding the date on which the conversion is to occur.

The Investors may not exercise the warrants issued pursuant to the Supplement until January 14, 2006 and are exercisable until January 14, 2013, of which 466,667 of the warrants are exercisable at $1.50 and 525,000 are exercisable at $1.75. The warrants were valued at $632,707 using a modified Black-Scholes option pricing model. The value of these warrants will be recorded as a discount to the new notes and will be amortized over the remaining term of the loan (31 months) using the effective interest method.

The new notes are considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $538,032 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature will also be recorded as a discount to the notes and will be amortized over the remaining term of the loan (31 months) using the effective interest method. In the event the Investors convert the notes prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

The following table illustrates the borrowings made by the Company and the beneficial conversion features and amortization on this funding as of July 14, 2005:

New loan on July 14, 2005	2,318,567
Beneficial conversion amount	(538,032)
Debt discount for warrants issued	(632,707)
Debt, net as of July 14, 2005	$1,147,828

The Company has agreed to file a registration statement with the Securities and Exchange Commission by August 13, 2005 in order to register the resale of the shares of common stock underlying the new notes, the shares issuable upon exercise of the warrants issued in February 2005, and the warrants issued in connection with the Supplement. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to October 27, 2005, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 1.25% of the principal amount of the new notes per month; except that the Company will only have to pay 50% of the liquidated damages if the registration statement is not declared effective by the Securities and Exchange Commission under certain circumstances.

Critical Accounting Policies

General

The Consolidated Financial Statements and Notes to Consolidated Financial Statements contain information that is pertinent to this management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities. Management believes these accounting policies involve judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts. Management believes it has exercised proper judgment in determining these estimates based on the facts and circumstances available to its management at the time the estimates were made. The significant accounting policies are described in the Company's audited consolidated financial statements included with its Form 10-KSB for the year ended December 31, 2004.

Revenue Recognition

The Company’s revenue recognition policy is objective in that it recognizes revenue when products are shipped or services are delivered. Accordingly, there are no estimates or assumptions that have caused deviation from its revenue recognition policy. Additionally, the Company has a limited amount of sales returns which would affect its revenue earned.

The Company accounts for arrangements that contain multiple elements in accordance with EITF 00-21, "Revenue Arrangements with Multiple Deliverables". When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, the Company allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

The Company recognizes revenue from the sale of manufacturer’s maintenance and extended warranty contracts in accordance with EITF 99-19 net of its costs of purchasing the related contracts.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts, which reflects the estimate of losses that may result from the inability of some of the Company’s customers to make required payments. The estimate for the allowance for doubtful accounts is based on known circumstances regarding collectability of customer accounts and historical collections experience. If the financial condition of one or more of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material differences between the historical trends used to estimate the allowance for doubtful accounts and actual collection experience could result in a material change to the Company’s consolidated results of operations or financial position.

Goodwill

As of June 30, 2005, the Company had $1,100,000 of goodwill resulting from the acquisition of NewBridge. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. In September 2004, the Company performed a valuation analysis of the discounted projected estimated future cash flows of NewBridge and the Company elected to write down a portion of the goodwill related to NewBridge. Due to the large amount of goodwill presently on the Company’s financial reports, if an impairment is required, the Company’s financial condition and results of operations would be negatively affected. During March 2004, the Company recorded an impairment charge of approximately $451,000 related to the goodwill associated with the NetView acquisition.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended by the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” Accounting Principles Board Opinion No. 25 and Financial Accounting Standards Board Interpretation No. 44 state that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the company’s common stock on the grant date. The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

In December 2002, the Financial Accounting Standards Board issued its Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure—an amendment of Financial Accounting Standards Board Statement No. 123.” This Statement amends Statement of Financial Accounting Standards No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement of Financial Accounting Standards No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The transition and annual disclosure provisions of Statement of Financial Accounting Standards No. 148 are effective for fiscal years ending after December 15, 2002, and the interim disclosure provisions were effective for the first interim period beginning after December 15, 2002. The Company did not voluntarily change to the fair value based method of accounting for stock-based employee compensation, therefore, the adoption of Statement of Financial Accounting Standards No. 148 did not have a material impact on its operations and/or financial position.

Results of Operations and Financial Condition

Six Months Ended June 30, 2005 to Six Months Ended June 30, 2004

The following table sets forth certain operating information regarding the Company for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,
	2005	2004
Revenue	$14,751,483	$9,506,087
Cost of revenue	12,118,857	8,247,674
Gross profit	2,632,626	1,258,413
Selling, general and administrative expenses	7,511,448	4,246,114
Depreciation and amortization	277,268	30,684
Loss from operations	(5,156,090)	(4,276,798)
Other income (expense)	(801,726)	(701,855)
Net loss	$(5,957,816)	$(3,720,240)
Net loss per share - basic and diluted	$(0.26)	$(0.20)

Revenue. Total revenue for the six months ended June 30, 2005 was $14,751,483 which was an increase of 55% over the prior year period of $9,506,087. Revenue from the consulting services business segment for the 2005 period was $33,073, which was less than one percent of total revenue for the 2005 period.

Revenue generated from the network and storage solutions business segment for the 2005 period was $10,725,479, which was an increase of $1,994,999, or 23%, over the 2004 period. The network and storage solutions business segment contributed 73% of total revenue for the 2005 period. The Company was able to increase its revenue over the 2004 period primarily by the addition of sales personnel who had previous customer relationships and during 2004 the Company opened a sales office in Dallas, Texas with satellite offices in Austin, Texas and Oklahoma City, Oklahoma. The increase in revenue was due to an increase in the amount of product sold and was not affected by an increase in pricing. eLinear intends to focus on adding additional customers and personnel to service these customers.

Revenue from the communications deployment business segment for the 2005 period was $1,962,377, which was 13% of total revenue. This was an increase of $1,223,935, or 169%, over the 2004 period. The Company continues to add new customers in this area and has increased its business from its existing customer base.

Revenue from the security solutions business segment was $2,030,554 for the six months ended June 30, 2005. The Company acquired TanSeco in November 2004 and, therefore, there was no revenue included for the 2004 period.

Of the revenue generated for the six months ended June 30, 2005, one customer provided in excess of 10% of the Company’s revenue. This customer provided 17.8% of the Company’s revenue during the 2005 period. The loss of that customer may have an adverse financial effect on the Company.

Cost of revenue. Total cost of revenue for the six months ended June 30, 2005 was $12,118,857, an increase of $3,871,183, or 47%, over the 2004 period of $8,247,674. For the network and storage solutions business segment, cost of revenue is comprised primarily of the costs associated with acquiring hardware and software to fill customer orders. For the consulting services business segment, cost of revenue consists primarily of full-time personnel and contract employee costs associated with projects the Company provides to its customers for a fee. For the communications deployment and security solutions business segments, cost of revenue consists primarily of materials and personnel to build the customer infrastructure.

The primary component of the increase in cost of revenue was the cost of procuring hardware and software to fill an expanded number of customer orders. The cost of hardware and software as a percent of revenue increased from 85% for 2004 period to 88% for fiscal 2005. The Company’s principal suppliers of hardware and software products are Hewlett Packard and Cisco. The Company anticipates they will continue to be its principal suppliers in the future. Total cost of products amounted to $10,953,668 for the 2005 period. The Company anticipates that cost of revenue will increase as revenue increases.

Gross profit. Total gross profit increased from $1,258,413 for the six months ended June 30, 2004, to $2,632,626 for the six months ended June 30, 2005. The increase in gross profit was a result of an increase in revenue from all business segments. Total gross profit as a percentage of revenue increased from 13% for the 2004 period to 18% for the 2005 period. The Company has experienced a better profit margin from all its business segments during the 2005 period..

Operating expenses. Total operating expenses for the six months ended June 30, 2005, were $7,788,716, an increase of $3,511,918, or 82%, over the 2004 period of $4,276,798. The various components of this increase are as follows

▪
The Company has added additional personnel in its network and storage solutions business segment to facilitate the rapid increase in customer orders, and it has reduced personnel in its consulting services business segment, reflecting an increase in the use of subcontractors to execute on projects as opposed to hiring full-time employees. The Company has also added approximately 35 employees through its acquisition of TanSeco. At June 30, 2004, the Company had 46 employees which had increased to 127 as of June 30, 2005. Additionally during 2004, the Company opened a sales office in Dallas, Texas and satellite offices in Austin, Texas and Oklahoma City, Oklahoma. The net effect was an increase in payroll and related costs of $2,015,715, which costs are composed of payroll, payroll taxes, sales commissions and employee benefits.

▪
Office administration expenses increased from $720,245 for the 2004 period to $738,747 for the 2005 period. The primary components of office administration are office rent, office administration, business insurance and dues and subscriptions. The Company incurred initial start-up costs when opening its sales offices in Dallas, Austin and Oklahoma City and relocating its corporate headquarters in Houston, Texas. The Company believes office administration expenses will remain at their current levels for the foreseeable future.

▪
Professional services, which is comprised of legal, accounting, consulting and directors’ fees, increased from $391,204 for the previous year period to $948,841 for the current year period. The Company has incurred additional legal, accounting and outside services fees during the current fiscal year in association with its financings and litigation.

▪
In March 2004 the consulting services reporting unit lost its largest consulting contract and the other operations that it had prior to the NetView acquisition with additional revenue declines due to the loss of a key consulting services employee after the acquisition. Based on projected future cash flows from the reporting unit, management determined a full impairment charge of $451,925 was required which was recorded in the 2004 period. There was no impairment recorded during the 2005 period.

▪
Other expenses increased from $1,099,628 for the prior year period to $2,225,033 for the current year period. The Company is continuing an investor awareness/marketing program which it began during 2004 to reach out to current and potential investors and provide them with current news releases and information about eLinear as well as to establish nationwide name recognition to build the “eLinear” name brand for future business. This program consists of investor conferences, electronic media distribution, newspaper coverage, third party representation through introduction to institutional entities and radio coverage. The program was designed by in-house eLinear employees. The cost of this program during the six months ended June 30, 2005 approximated $1,434,633. Other components include employee stock option expense of $50,015, non-cash stock compensation expense of $251,762, travel and entertainment of approximately $265,251 and bad debt expense of approximately $75,523.

•
Depreciation and amortization increased from $30,684 for the 2004 period to $277,268 for the 2005 period and is comprised of depreciation of fixed assets acquired during the 2004 period and amortization of deferred financing costs and contract rights which were not incurred during the 2004 period.

Interest Expense. Interest expense for the six months ended June 30, 2005, increased to $880,038 from $712,490 for the prior year. The increase was primarily attributable to the amortization of debt discounts and interest charges associated with the Company’s 2004 and 2005 fundings and the accrual and payment of interest on its February 2005 financing, of which the Company received 2,736,000 and paid total fees for the total possible financing of up to $12,000,000.

Net Loss. The net loss for the six months ended June 30, 2005 was 5,957,816, or $0.26 per share basic and diluted, compared to a net loss of $3,720,240, or $0.20 per share basic and diluted, for the previous year.

Year Ended December 31, 2004 to Year Ended December 31, 2003

The following table sets forth certain operating information regarding eLinear for the years ended December 31, 2004 and 2003:

	2004	2003
Revenue	$24,065,753	$13,501,140
Cost of revenue	20,476,838	11,367,405
Gross profit	3,588,915	2,133,735
Selling, general and administrative expenses	10,631,037	3,151,263
Depreciation and amortization	151,630	20,290
Loss from operations	(7,193,752)	(1,037,818)
Other income (expense)	(1,238,960)	15,657
Net loss	$(8,432,712)	$(1,022,161)
Net loss per share - basic and diluted	$(0.42)	$(0.07)

Revenue. Total revenue for the year ended December 31, 2004 was $24,065,753 which was an increase of 78% over the prior year period of $13,501,140. Revenue from the consulting services business segment for fiscal 2004 was $106,515, which was less than 1% of total revenue. The consulting services business segment has seen a significant decline in customer utilization during 2003 and 2004. During February 2004, we hired a primary consultant and several consulting engineers and we intend to concentrate our efforts on building additional consulting services customer relationships during the current fiscal year. If successful, we do intend to add additional personnel to increase sales, however, there are no guarantees that we will be successful in this endeavor.

Revenue generated from the network and storage solutions business segment for fiscal 2004 was $21,753,584, which was an increase of $9,067,451, or 71%, over fiscal 2003. The network and storage solutions business segment contributed 90% of total revenue for fiscal 2004. We were able to increase our revenue over the 2003 period primarily by the addition of sales personnel who had previous customer relationships and we opened a sales office in Dallas, Texas with satellite offices in Austin, Texas and Oklahoma City, Oklahoma. The increase in revenue was due to an increase in the amount of product sold and was not affected by an increase in pricing. eLinear intends to focus on adding additional customers and personnel to service these customers.

Revenue from the communications deployment business segment for fiscal 2004 was $1,827,873, which was 8% of total revenue. This was an increase of $1,621,236, or 785%, over the 2003 period. Since the acquisition of NewBridge did not occur until July 31, 2003, revenue from the communications deployment segment for fiscal 2003 was only for the period July 31 to December 31, 2003. We continue to add new customers in this area and have increased our business from our existing customer base.

Of the revenue generated for the period ended December 31, 2004, one customer provided 18% of our revenue. The loss of that customer may have an adverse financial effect on us.

Cost of revenue. Total cost of revenue for the year ended December 31, 2004 was $20,476,838, an increase of $9,109,433, or 80%, over the 2003 period of $11,367,405. For the network and storage solutions business segment, cost of revenue is comprised primarily of the costs associated with acquiring hardware and software to fill customer orders. For the consulting services business segment, cost of revenue consists primarily of full-time personnel and contract employee costs associated with projects the Company provides to its customers for a fee. For the communications deployment and security solutions business segments, cost of revenue consists primarily of materials and personnel to build the customer infrastructure.

The primary component of the increase in cost of revenue was the cost of procuring hardware and software to fill an expanded number of customer orders. The cost of hardware and software as a percent of revenue increased from 85% for fiscal 2003 to 87% for fiscal 2004. This increase was a result of the addition of a major customer which received favorable pricing from us. In order to obtain and retain this customer, we lowered our standard pricing for resale of computer hardware and software to this customer. We were unable to obtain a reduction in the cost of hardware and software purchased from our vendors, resulting in a decrease in our gross margin. We do not anticipate the favorable pricing we have granted to this customer will change in the future. eLinear’s principal suppliers of hardware and software products are Hewlett Packard and Cisco, which contributed approximately 49% of our sales for fiscal 2004. We anticipate they will continue to be our principal suppliers in the future. Total cost of products amounted to $19,194,420 for fiscal 2004. We anticipate that cost of revenue will increase as revenue increases.

Gross profit. Total gross profit increased from $2,133,735 for the year ended December 31, 2003, to $3,588,915 for the year ended December 31, 2004. The increase in gross profit was a result of an increase in revenue from all business segments, with the exception of the consulting services business segment. Total gross profit as a percentage of revenue decreased from 16% for fiscal 2003 to 15% for fiscal 2004. The primary reason for the decrease was a result of favorable pricing for hardware and software purchases of a major customer.

Operating expenses. Total operating expenses for the year ended December 31, 2004, were $10,782,667, an increase of $7,611,114, or 240%, over fiscal 2003 of $3,171,553. The various components of this increase are as follows”

▪
We have added additional personnel in its network and storage solutions business segment to facilitate the rapid increase in customer orders, and we have reduced personnel in our consulting services business segment, reflecting an increase in the use of subcontractors to execute on projects as opposed to hiring full-time employees. At December 31, 2003, we employed 27 employees which had increased to 116 as of December 31, 2004. Additionally, we opened a sales office in Dallas, Texas and satellite offices in Austin, Texas and Oklahoma City, Oklahoma. The net effect was an increase in payroll and related costs of $3,243,203, which costs are composed of payroll, payroll taxes, sales commissions and employee benefits.

▪
Office administration expenses increased from $338,674 for the 2003 period to $1,524,253 for the 2004 period. The components of office administration are office rent, office administration, sales and marketing and dues and subscriptions. We incurred initial start-up costs when opening our sales offices in Dallas, Austin and Oklahoma City and relocating our corporate headquarters in Houston, Texas. We do not anticipate these costs will be incurred in the future.

▪
Professional services, which are comprised of legal, accounting and consulting fees, increased from $526,664 for the previous year period to $2,208,666 for the current fiscal period. We have incurred additional legal, accounting and outside services fees during the current fiscal year in association with our financings and current litigation which was partially offset by a reduction in contract services. We incurred non-cash stock compensation expense of $857,484 for common stock issued to consultants.

▪
In March 2004 the consulting services reporting unit lost its largest consulting contract and the other operations that it had prior to the NetView acquisition with additional revenue declines due to the loss of a key consulting services employee after the acquisition. Based on projected future cash flows from the reporting unit, management determined a full impairment charge of $451,925 was required.

In September 2004, we recorded impairment expense totaling $391,102 related to a portion of the goodwill related to the NewBridge acquisition in July 2003. We performed a valuation analysis of the discounted projected estimated future cash flows from the reporting unit. Based on the valuation analysis, we elected to write down the goodwill for NewBridge to $1,100,000 resulting in the impairment charge.

▪
Other expenses increased from $741,494 for prior year to $1,267,457 for the current fiscal period. We have initiated an investor awareness/marketing program to reach out to current and potential investors and provide them with current news releases and information about eLinear as well as to establish nationwide name recognition to build the “eLinear” name brand for future business. This program consists of investor conferences, electronic media distribution, newspaper coverage, third party representation through introduction to institutional entities and radio coverage. The program was designed by in-house eLinear employees. The cost of this program during the twelve months ended December 31, 2004 approximated $862,000. We have incurred penalties in association with Laurus and our financings in January and February 2004 of $102,597 and $370,931, respectively, as a result in delays in obtaining effectiveness of our two registration statements filed with the SEC, which penalties are included in the other expenses category. A majority of the remaining expenses were the Company’s listing fee to the American Stock Exchange.

Interest Expense. Interest expense for the year ended December 31, 2004 increased to $1,255,493 from $30,775 for the prior year. Of this amount $419,707 was attributable to a one time write-off of debt discounts associated with the Laurus credit facility and a one time charge to interest expense of $338,925 for lowering the conversion price on the Laurus credit facility. The balance was attributable to the amortization of debt discounts and interest charges associated with the Laurus credit facility.

Net Loss. The net loss for the year ended December 31, 2004 was $8,432,712, or $0.42 per share basic and diluted, compared to a net loss of $1,022,161, or $0.07 per share basic and diluted, for the previous year.

Liquidity and Capital Resources

The following summary table presents comparative cash flows of the Company for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,
	2005	2004
Net cash used in operating activities	$(3,699,911)	$(4,716,546)
Net cash used in investing activities	$(152,129)	$(1,332,261)
Net cash provided by financing activities	$3,314,922	$6,778,735

Changes in cash flow. Net cash used in operating activities for the six months ended June 30, 2005, was $3,699,911 compared to net cash used in operating activities of $4,716,546 for the prior year period. This was an decrease of $1,016,635 over the prior year period. The Company reported a net loss of $5,957,816 and an increase in accounts receivable and inventory associated with increased sales of $1,010,204 and $365,776, respectively and an increase in other current assets of $17,425. These uses of cash were offset by non-cash charges totaling $1,899,170 and increases in accounts payable and accrued liabilities of $613,477 and $1,138,663, respectively. Cash used in investing activities decreased to $152,129 for the current year period compared to $1,332,261 for the prior year period. The Company purchased property and equipment of $141,525 during the current year period and paid deposits of $10,604. Cash provided by financing activities increased from approximately $6,778,735 during the 2004 period to approximately $3,314,922 for the current year period. The Company obtained $2,736,000 in funding during the 2005 period and was required to pay up-front financing fees to the lender of $449,484. The Company also borrowed $915,656 principal amount on its Laurus credit facility and received cash of $112,750 through the exercise of stock options.

Capital Resources. The Company has funded its operations through the sale of common stock, the exercise of stock options and warrants, lines of credit, the Laurus financing agreement and the February 2005 financing agreement. During February 2005, the Company obtained a financing agreement with for up to $12,000,000 certain investors and received gross proceeds of $2,736,000, the remaining $9,264,000 is held by the Investors in a restricted account. This financing agreement is more fully described in Note 3 to the financial statements. The Company also has a financing agreement with Laurus Master Fund and a line of credit with Textron Financial Corporation.

Liquidity. As of June 30, 2005, the Company had cash balances in non-restricted accounts of $361,751 and negative working capital of approximately $202,657. Included in the negative working capital balance at June 30, 2005 is cash held in restricted accounts of approximately $504,580, which if excluded from the working capital balance, the Company would have negative working capital of $707,237. Also included in the negative working capital balance is $2,736,000 classified as “Notes payable and rescission liability” from its February 2005 funding. On July 14, 2005, the Company supplemented its February 2005 financing agreement and will transfer $2,736,000 classified as “Notes payable and rescission liability” to long-term debt on its financial statements as of July 31, 2005. The Company received additional cash of approximately $2,138,921 from the Investors from the restricted account and the remaining amount of the money held in the restricted account was returned to the Investors. In addition, the exercise of the warrants outstanding could provide the Company with additional working capital. However, the Company has no control over whether the outstanding warrants are exercised.

The Company believes it has sufficient capital to fund operations through the end of September 2005. Thereafter, the Company will be required to obtain access to other financing. If the Company is required to obtain additional financing, it will be required to do so on a best efforts basis, as it currently has no commitments for any further financing. As such, there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

Off-Balance Sheet Arrangements

At this time the Company does not have any off-balance sheet arrangements.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R). This statement revises SFAS No. 123, supersedes APB No. 25, and requires companies to recognize the cost of employee stock options and other awards of stock-based compensation based on the fair value of the award as of the grant date. The effective date of this pronouncement is as of the beginning of the first interim or annual period that begins after June 15, 2005. The adoption of FASB No. 123R will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, the FASB published the following two final FASB Staff Positions, effective immediately. FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004," giving guidance on applying FASB Statement No. 109, Accounting for Income Taxes, to the tax deduction on qualified production activities provided by the American Jobs Creation Act of 2004. FAS 109-2 "Accounting and Disclosure Guidance for that Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" provides guidance on the Act's repatriation provision. The Company does not believe that the adoption of FAS 109-1 or FAS 109-2 will have a material impact on its consolidated financial position, results of operations or cash flows.

In November 2004, the FASB Emerging Issues Task Force, or EITF, reached a consensus in applying the conditions in Paragraph 42 of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations" (EITF 03-13). Evaluation of whether operations and cash flows have been eliminated depends on whether (1) continuing operations and cash flows are expected to be generated, and (2) the cash flows, based on their nature and significance, are considered direct or indirect. This consensus should be applied to a component that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The Company does not believe that the adoption of EITF 03-13 will have a material impact on its consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" (SFAS No. 151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on January 1, 2006. The Company does not believe the adoption of SFAS No. 151 will have a material impact on the consolidated financial position, results of operations and cash flows.

OUR BUSINESS

Overview

eLinear is a total IT solutions provider of technology consulting, network and storage solutions infrastructure and a provider of digital voice, data, video and security services for both commercial and residential customers. Typically, our customers are Fortune 2000 and Small to Medium Business (“SMB”) organizations. Our services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of our customers are located in Houston, Texas. Our Internet address is http://www.elinear.com. Information contained on our web site is not a part of this report.

We provide IT consulting services through consulting solutions, creative web site design, web site content management software and technical project management and development services. Through NetView we provide network and storage solutions through product fulfillment, network and infrastructure design, data storage architecture and we are a certified partner with several Fortune 100 IT solutions providers. Through NewBridge Technologies, Inc. we provide structured cabling, cabling infrastructure design and implementation, security installation and monitoring and digital services of voice, data and video over fiber optic networks to our residential and commercial customers. Through TanSeco , we have business centered on premise security solutions which includes a three-year contract with RadioShack Corporation to install kiosks throughout the United States, 24X7 third party security monitoring contracts with a variety of commercial customers and project work installing security devices and fiber/cable in client locations across the US.

Organizational History

eLinear operated as a technology consulting business from December 1999 until our acquisition of NetView in April 2003. We acquired out Internet consulting business as a result of a reverse merger with Imagenuity in 1999. Since 1999 to date, our Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2004, the consulting segment contributed less than 1% of our revenue. From 1995, its inception, eLinear, which at the time was named Kinetics.com, was engaged in marketing proprietary software programs for use on the world wide web of the Internet. Kinetics.com marketed two software programs designed for use on the Web in 1995 and 1996. During 1996, several creditors of Kinetics.com obtained court judgements against it as a result of non-payment of financial obligations and in 1997, Kinetics.com transferred all of its assets to an unaffiliated third party. Subsequent to the asset transfer, the only activities of Kinetics.com consisted of negotiating settlements with its creditors and attempting to identify a suitable acquisition or merger candidate. While Kinetics.com was the survivor in the merger, from an accounting standpoint, the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

As a result of the demise of such companies as Enron and others in Houston, Texas, IT consulting was extremely limited and in order to grow its business, we determined we should expand our offerings and accordingly, acquired NetView, NewBridge and TanSeco.

On April 15, 2003, eLinear issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. For accounting purposes, the shares issued to eLinear’s shareholders were accounted for as the consideration paid by NetView for the acquisition of eLinear and was valued using the stock price on the date issued. The purchase allocation resulted in goodwill of $451,920. NetView’s historical financial statements replace eLinear’s in the accompanying financial statements.

On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge, a provider of communications deployment. Pursuant to the transaction, eLinear issued an aggregate of 850,000 shares of restricted common stock and options to purchase 300,000 shares of common stock. NewBridge was incorporated in the State of Texas on February 20, 2002, and changed its name from MMGD, Inc. to NewBridge on August 7, 2003. As of the effective date, NewBridge became a wholly owned subsidiary of eLinear. The acquisition was accounted for using the purchase method of accounting. For accounting purposes, the shares issued to the NewBridge shareholders were accounted for as the consideration paid by eLinear for the acquisition of NewBridge and were valued using the stock price on the date issued. The purchase allocation resulted in goodwill of $1,491,102 which was later written down to its current balance of $1,100,000.

In November 2004, we acquired all of the outstanding and issued stock of TanSeco from RadioShack Corporation (“RadioShack”). We purchased the stock with cash of $750,000 and acquired inventory, fixed assets and security monitoring contracts. Concurrent with this transaction, TanSeco entered into a three-year services agreement with RadioShack whereby TanSeco will provide the installation, service, repair and inspection of security, closed circuit television and fire systems used by RadioShack for the security of its more than 5,000 company-owned stores, kiosks and other physical locations.

eLinear’s Products and Services

eLinear offers its products and services through four distinct business segments as follows:

1)
Consulting services - we offer through this business segment strategic consulting services, creative web site design, web site content management software and technical project management and development services;

2)
Product fulfillment and network and storage solutions - through NetView, we offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations;

3)
Communications deployment - through NewBridge, we provide structured cabling, which is a set of cabling and connectivity products that integrate the voice, data, video and various management systems of a structure, cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems, security installation and monitoring and digital services of voice, data and video over fiber optic networks to our residential and commercial customers; and

4)
Premise security solutions - through TanSeco, we have business centered on premise security solutions which includes a three-year contract with RadioShack to install kiosks throughout the United States, 24X7 third party security monitoring contracts with a variety of commercial customers and project work installing security devices and fiber/cable in client locations across the US.

The products we sell are “off the shelf” products and we do not incur expenses associated with research and development. We do not intend to incur research and development costs in the future as we rely on our vendors and suppliers of products to provide the product upgrades. We will rely on our clients to purchase the upgrades from us.

The combination of these four business segments provides a total IT solution to our customers.

Technology Integration and Consulting Services

eLinear’s technology consulting segment offers a full set of services ranging from traditional technology consulting to managing complex technology integration projects. Our focus is on providing solutions to technology related issues ranging from managing a software selection process to installation and integration of complex software products. In addition to providing complete customer technology services, we market a proprietary software product called “LinearCMS.” This product is designed to allow non-technical personnel to develop and maintain web pages on one or more web sites through a web browser. It allows collaboration between subject matter experts, web site copywriters and business users, creating a working environment that intelligently differentiates web site content from design, and separates content within pages so it can be presented, transformed and syndicated for multiple purposes. We do not have any patents or copyrights on this product. Typically, our contracts we have with our customers are cancelable at any time with fourteen to thirty days’ notice. We market our services through our in-house sales staff.

Product Fulfillment and Network and Storage Solutions

NetView is a proven supplier of IT product fulfillment and network and storage solutions. NetView is classified as a value-added reseller (“VAR”) and has various retail agreements and certifications with such companies as Hewlett Packard, Cisco and IBM. Typically, NetView’s customers are Fortune 2000 businesses and Small to Medium Business (“SMB”) organizations of which NetView markets its products and services through its own direct sales and marketing team, direct mail and trade shows.

Communications Deployment

NewBridge provides structured cabling, cabling infrastructure design and implementation, security installation and monitoring and digital services of voice, data and video over fiber optic networks to its residential and commercial customers. NewBridge markets its products and services through its own direct sales and marketing team. Typical customers of NewBridge are government agencies, school districts and new construction residential sub-divisions.

Premise Security Solutions

Through TanSeco, we have business centered on premise security solutions which includes a three-year contract with RadioShack to install kiosks throughout the United States, 24X7 third party security monitoring contracts with a variety of commercial customers and project work installing security devices and fiber/cable in client locations across the US.

Sales and Marketing

We utilize our in-house staff of sales and sales support personnel to market our products and services. We intend to increase this staff to fully implement our business plan. We believe we can obtain a greater market share by cross-selling ours products and services to our existing customer base and identifying new customers which can benefit from our total IT solutions products and services. A majority of our customers are located in Houston and Dallas, Texas, however, we intend to expand our marketing strategy through acquisitions of complimentary businesses.

With respect to the source of our revenue, we had one customer which provided 17.8% of our revenue for the six months ended June 30, 2005.

Competition

The IT marketplace is intensely competitive and subject to rapid technological change. eLinear’s competitors include other IT solutions firms, Internet professional service firms, software firms, product and service fulfillment companies for the acquisition, management and configuration of storage and network installations and providers of communications deployment. These competitors are national, regional and local, including recognizable companies such as EDS, IBM, CompuCom and Accenture. While we compete with many entities that have well established brand names, large customer bases and greater resources us, we believe that ours primary competitors are smaller companies with business plans similar to ours that rely upon pre-existing relationships to generate repeat business. We anticipate that we will face additional competition from new entrants that provide significant performance, price, creative or other advantages over those offered by us. Many of these competitors have greater name recognition and resources than we do.

Our primary focus is on solving well-defined customer problems or providing a need-proven service. We are focused on delivering reliable and effective IT consulting solutions, managed services, software, security solutions, Internet telephony solutions, and network and storage solutions that enable enterprises to restructure and integrate entire business processes, extending them across enterprise boundaries to employees, customers and suppliers. We believe that as our line of products, services and solutions grows through internal and external initiatives, our sales force will be presented with cross-selling potential. With appropriate training, our goal is that each customer sales representative will be responsible for selling all of eLinear’s offerings.

Customers

One customer accounted for 18% of our revenue for fiscal year 2004. Other than TanSeco, we do not maintain long-term contractual arrangements with any of our customers and, accordingly, there is no assurance that our customers will continue to conduct business with eLinear in the future. The loss of this customer would have a material adverse effect on our business operations. Our business model relies upon negotiated sales transactions with our customers on a transaction by transaction basis. Because we do not enter into long-term contracts with our customers, there is no assurance that we will be able to conduct repeat business or long-term business with any one of our current customers. The failure of our customers to continue to do business with us would have a material adverse effect on our business operations.

Intellectual Property, Proprietary Rights and Licenses

Our success depends to a significant degree on our methodologies and software applications. We do not have any patents, registered copyrights or registered trademarks. We rely, instead, on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. There can be no guarantee that those laws, and the procedures initiated to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections do not preclude competitors from developing products with similar features as those of eLinear.

Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there can be no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

Research and Development

We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform research and development and we have not incurred any research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

Government Regulation

eLinear’s communications deployment business sometimes requires licensing when dealing with a government agency. NewBridge is licensed by the State of Texas as an alarm installation company. Additionally, NewBridge is in the process of applying for CLEC status to provide voice services. The residential communities that it will provide video and data services for are not in “franchised” areas. The utility easements in which it deploys the infrastructure are public and are therefore unregulated.

Employees

As of August 5, 2005, we had 122 full-time employees which had increased from 116 at December 31, 2004. None of our employees are covered by any collective bargaining agreements. Management believes that its relations with its employees are good and we have not experienced any work stoppages attributable to employee disagreements.

Description of Property

Our executive and administrative offices are located at 2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas 77043. We lease these facilities. Our lease covers approximately 25,300 square feet and expires on November 30, 2005. Our lease payments are $19,228 per month for the period October 2004 through April 2005 and $20,240 per month for the period May through November 2005. We also have a marketing and sales office in Dallas, Texas. We lease these facilities. Our lease covers approximately 7,186 square feet and expires May 31, 2009. The lease payments are $8,898 per month and include monthly operating expenses, which will vary based on actual operating expenses of the property. TanSeco leases office and warehouse space in Fort Worth, Texas. The lease covers approximately 7,972 square feet and expires October 31, 2007. The lease payments are $8,304 per month. We have no present plans to invest in real estate, real estate mortgages, or persons or entities primarily engaged in real estate activities.

Legal Proceedings

From time to time, the Company may become involved in litigation arising in the ordinary course of its business. The Company is presently not subject to any material legal proceedings outside of the ordinary course of business except as set forth below:

On December 16, 1999, eLinear and Imagenuity were served with a complaint captioned Chris Sweeney v. Kinetics.com, Inc. and Imagenuity, Inc., Circuit Court, Duval County, Florida, Civil Case Number 1999-7252-CA. The complaint alleged a breach of an alleged oral modification of a written employment agreement between the plaintiff, Chris Sweeney, and Imagenuity and alleged breaches by eLinear and Imagenuity of fiduciary obligations which the plaintiff claims were owed to him. Plaintiff is seeking as damages 20% of our common stock received by the sole shareholder of Imagenuity in connection with the merger of Imagenuity with and into eLinear’s subsidiary. After the filing of the complaint, eLinear’s subsidiary, eLinear Corporation, was added as a defendant. The Company intends to vigorously contest the case. While we believe the case to have no merit, at this stage it is impossible to predict the amount or range of potential loss, if any.

In December 1999,we counter-sued Chris Sweeney in a lawsuit captioned eLinear Corporation v. Chris Sweeney, United States District Court, District of Colorado, Case Number 99-WM-2434. The complaint sought a determination of the rights of the parties with respect to the termination of Chris Sweeney’s employment agreement with Imagenuity. The lawsuit was indefinitely stayed pending resolution of the Florida litigation discussed above.

On November 11, 2004, we filed a demand for arbitration with the American Arbitration Association against McData Corporation for breach of contract relating to the termination of the contract in June 2004. The arbitration hearing is set for November 8 and 9, 2005.

SELLING STOCKHOLDERS

In July 2005, we entered into supplemental agreements amending financing agreements entered into in February 2005 with several accredited investors under which pursuant to the supplement we issued convertible notes for at total principal amount of $5,054,567, warrants to issue 466,667 exercisable at $1.50 and 525,000 are exercisable at $1.75. Additionally pursuant to the February 2005 financing we issued warrants to purchase 1,800,000 shares of the our common stock at an exercise price of $1.25 per share. The terms between eLinear and each of the respective investors are substantially similar and eLinear has agreed to treat each of the investors pro rata with respect to this financing, including conversion, redemption and payments thereof. Each of the investors is contractually prohibited from acquiring more than 4.99% ownership of our common stock.

The payment of interest and principal of the notes issued as part of the supplement, subject to volume limitations, may be made with shares of our common stock at a conversion price adjusted depending upon the market price of our shares, but in no instance less than $1.00 per share.

The investors may convert, subject to volume limitation, all or any portion of the principal amounts of their respective notes, including any accrued interest or fees thereon at a fixed conversion price, which may be adjusted under certain circumstances, but which may never be less than $1.00.

As part of the above financing, we agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. This prospectus is part of that registration statement. If the registration statement is not declared effective prior to October 27, 2005, we have agreed to pay the investors 1.25% of the principal amount of the new notes per month; except that the Company will only have to pay 50% of the liquidated damages if the registration statement is not declared effective by the Securities and Exchange Commission under certain circumstances.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of August 5, 2005. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, subject to the contractual prohibition prohibiting the investors from beneficially owning more than 4.99% of our issued and outstanding common stock. Therefore, for the purposes of this table, the investor’s beneficial ownership shall not exceed 4.99%. However, the investors will over time have the ability to convert the entire amount being offered upon the conversion of the notes and exercise of the warrants, and therefore we are registering the entire amount offered in this registration statement. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

Stockholder	Shares Beneficially Owned Before Offering	% Ownership Before Offering	Amount Offered	Shares Beneficially Owned After Offering (1)	% Ownership After Offering
Laurus Master Fund (2)	1,225,843(3)	4.99%	2,856,069	1,225,843(3)	4.99%
Iroquois Capital LP (4)	1,225,843 (5)	4.99%	3,564,402	0	0%
RHP Master Fund (6)	871,658 (7)	3.54%	712,881	158,777 (7)	0.66%
Basso Multi-Strategy Holding Fund Ltd (8)	658,590(9)	2.68%	556,047	102,543 (9)	0.418%
Basso Private Opportunity Holding Fund Ltd. (10)	221,877 (11)	0.90%	156,835	65,042 (11)	0.02%
Total	4,203,811		7,846,233	1,552,565
___________________________

(1)	Assumes the selling shareholders sold all the shares the Company’s common stock being registered herein.
(2)	David Grin and Eugene Grin exercises voting and dispositive power over all of the shares beneficially owned by Laurus Master Funds.
(3)
Pursuant to Laurus Master Funds’ contractual prohibition from beneficially owning any number greater than 4.99% of our issued and outstanding shares, the amount beneficially owned is equal to 4.99% of our current issued and outstanding common stock. Notwithstanding this contractual prohibition, as of August 5, 2005, Laurus Master Fund has been issued (i) warrants to purchase 200,000 shares of our common stock at an exercise price of $3.05 per share, 50,000 shares of our common stock at an exercise price of $3.19 per share, 40,000 shares of our common stock at an exercise price of $3.22 per share, 150,000 shares of our common stock at an exercise price of $1.90 per, and 750,000 shares of our common stock at an exercise price of $1.25 per share; and (ii) convertible term note with an outstanding balance as of June 30, 2005 of $850,000, convertible at $1.00 per share, convertible revolving note with an outstanding balance as of June 30, 2005 of $3,700,219 convertible at $1.00 per share, and convertible note with an outstanding balance of $2,106,069 convertible at no less than $1.00 per share.

(4)	Josh Silverman exercises voting and dispositive power over all of the shares beneficially owned by Iroquois Capital LP.
(5)
Pursuant to Iroquois Capital LP’s contractual prohibition from beneficially owning any number greater than 4.99% of our issued and outstanding shares, the amount beneficially owned is equal to 4.99% of our current issued and outstanding common stock. Notwithstanding this contractual prohibition, as of August 5, 2005, Iroquois Capital LP has been issued (i) warrants to purchase 750,000 shares of our common stock at an exercise price of $1.25 per share, 375,000 shares of common stock at an exercise price of $1.75 per share, and 333,333 shares of common stock at an exercise price of $1.50 per share and (ii) convertible debt of $2,106,069 convertible at no less than $1.00 per share.

(6)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of common stock owned by RHP Master Fund, Ltd.

(7)
As of August 5, 2005, RHP Master Fund owns (i) 58,777 shares of our common stock; (ii) options to purchase 50,000 shares of our common stock at an exercise price of $2.50 per share; (iii) warrants to purchase 50,000 shares of our common stock at an exercise price of $1.89 per share, warrants to purchase 150,000 shares of our common stock at an exercise price of $1.25 per share, warrants to purchase 66,667 shares of our common stock at an exercise price of $1.50 per share, and warrants to purchase 75,000 shares of our common stock at an exercise price of $1.75 per share; and (iv) convertible debt of $421,214 convertible at no less than $1.00 per share.

(8)
Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(9)
As of August 5, 2005, Basso Multi -Strategy Holding Fund Ltd. owns (i) 27,543 shares of our common stock; (ii) warrants to purchase 37,500 shares of our common stock at an exercise price of $2.50 per share, warrants to purchase 37,500 shares of our common stock at an exercise price of $3.00 per share, warrants to purchase 117,000 shares of our common stock at an exercise price of $1.25 per share, warrants to purchase 52,000 shares of our common stock at an exercise price of $1.50 per share, and warrants to purchase 58,500 shares of our common stock at an exercise price of $1.75 per share; and (iii) convertible debt of $328,547 convertible at no less than $1.00 per share.

(10)
Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(11)
As of August 5, 2005, Basso Private Opportunity Holding Fund Ltd. owns (i) 27,543 shares of our common stock; (ii) warrants to purchase 37,500 shares of our common stock at an exercise price of $2.50 per share, warrants to purchase 37,500 shares of our common stock at an exercise price of $3.00 per share, warrants to purchase 33,000 shares of our common stock at an exercise price of $1.25 per share warrants to purchase 14,667 shares of our common stock at an exercise price of $1.50 per share, and warrants to purchase 16,500 shares of our common stock at an exercise price of $1.75 per share; and (iii) convertible debt of $92,668 convertible at no less than $1.00 per share.

The 4.99% beneficial ownership limitation restricts the Company’s ability to receive future funds from Laurus Master Fund, Iroquois Capital LP, and RHP Master Fund with respect to the non-amortizing principal amount.

The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debt is subject to adjustment depending on amount, other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The Selling Shareholders have represented to us that they are not an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	settlement of short sales entered into after the date of this prospectus;
▪	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
▪	a combination of any such methods of sale;
▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being registered for resale in this prospectus.

We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT

Our executive officers and directors, and their ages and positions as of date hereof are as follows:

Name	Age	Position

Kevan M. Casey	33	Chairman of the Board
Michael Lewis	43	Chief Executive Officer, President and Director
Tommy Allen	41	Vice Chairman, Executive Vice President and Secretary
Ramzi M. Nassar	33	Chief Strategy Officer
JoAnn Agee	46	Principal Accounting Officer, Controller and Assistant Secretary
J. Leonard Ivins	69	Director
Carl A. Chase	54	Director
Ryan Cravey	32	Director

Kevan M. Casey served as our president since April 16, 2003, and as our chief executive officer from May 2003 until his resignation as CEO on December 21, 2004. Mr. Casey has served as Chairman of the Board since May 2003. Mr. Casey also serves as chief executive and chairman of the board of Unicorp, Inc., an independent oil and gas company. He and Mr. Allen founded NetView Technologies, Inc. in December 2001 and Mr. Casey served as its president from its inception. In 1998, he founded United Computing Group and United Consulting Group, a value-added reseller and an information technology consulting firm, where he served as president and chief executive officer. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Casey continued as president of the companies until December 2001.

Michael Lewis served as our executive vice president of sales and operations since May 25, 2004, became our president in August 2004, became our CEO in December 2004 and was appointed to the Board of Directors effective January 1, 2005. Mr. Lewis has more than 19 years experience in the technology systems integration industry. Mr. Lewis served as president of LIBAC Corporation, a start-up software company targeted at the financial printing industry from May 2002 to May 2004. Prior to LIBAC from December 2001 to August 2002, he was chief operating officer for UnBound Technologies, a wireless technology company which Mr. Lewis helped develop from start-up through a business integration with Sprint PCS. Mr. Lewis served as senior vice president and general manager for ComputerTech, a Houston-based integrator, from November 1996 to March 2002.

Tommy Allen served as our senior vice president and as a director of the company since April 16, 2003, and became vice chairman in August 2004. He and Mr. Casey founded NetView Technologies, Inc. in December 2001 and Mr. Allen served as its secretary and treasurer from its inception. From July 1999 to December 2001, Mr. Allen served as vice president for United Computing Group and United Consulting Group, a value-added reseller and an information technology consulting firm. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Allen continued as vice president of the companies until December 2001. From 1996 to June 1999, Mr. Allen served as senior account executive for ComputerTech, Inc.

Ramzi M. Nassar has served as our chief strategy officer since January 2004. From June 2003 until joining eLinear, Mr. Nassar worked with De Bellas & Co., where he was involved in the firm’s merger and acquisition projects and valuation engagements. From July 2002 until October 2003, Mr. Nassar worked at CIBC World Markets and from July 1999 until May 2001, Mr. Nassar worked at Morgan Stanley, each in their M&A groups. From 1993 until 1997, Mr. Nassar worked in various capacities with Computer Sciences Corporation in the consulting and systems integration division. Mr. Nassar is a graduate of Rice University with a double major in Economics and Managerial Studies earned an MBA from the MIT Sloan School of Management.

JoAnn Agee has served as our controller since August 2004 and principal accounting officer since January 2005. Prior to joining the Company, Ms. Agee was assistant controller for ComputerTech, Inc., a Houston-based integrator, from March 2000 to July 2004. From February 1995 until January 2000, Ms. Agee was general accounting manager for Containment Solutions, Inc., a Conroe, Texas based company which manufactures fiberglass underground storage tanks and steel above ground storage tanks..

J. Leonard Ivins has served as a director since November 2000. Mr. Ivins also serves as chairman of our compensation committee and as a member of the audit committee. Since 1995, he has been a private investor. Previously, Mr. Ivins was a founder and co-owner of a privately held company that was an FDIC and RTC contractor. From 1979 to 1981, Mr. Ivins was a turnaround and workout consultant to small, publicly held oil and gas companies. From 1970 to 1975, Mr. Ivins was president of The Woodlands Development Corporation and a director of Mitchell Energy and Development Corp.

Carl A. Chase has served as a director since April 16, 2003. Mr. Chase also serves as chairman of the audit committee and as a member of the compensation committee. Mr. Chase also serves as chief financial officer and a director of Unicorp, Inc., an independent oil and gas company. From April 2001 until January 2005, Mr. Chase served as senior vice president - budgets & controls for Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses and currently serves as an independent consultant to Rockport. Prior to joining Rockport, Mr. Chase was an independent consultant to Rockport from June 2000. From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc. Mr. Chase also served as chief financial officer of Bannon Energy Incorporated, an independent oil and gas company, from December 1992 to August 1999.

Ryan Cravey has served as a director since March 5, 2004. Mr. Cravey also serves as a member of the audit committee. Since April 1, 2002, Mr. Cravey has been the owner of IQUEST Networking Solutions, a privately held IT consulting company for the small to medium business market in Houston and Austin, Texas. Prior to forming IQUEST, Mr. Cravey was operations manager for United Computing Group, a value-added reseller of computer hardware and software, from October 1998 to March 31 2002, where he managed sales accounts and the purchasing, receiving and shipping of over $24 million in product.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting process. Among other duties, it:

▪	evaluates our independent auditors’ qualifications, independence and performance;
▪	determines the engagement of the independent auditors;
▪	approves the retention of our independent auditors to perform any proposed permissible non-audit services;
▪	reviews our financial statements;
▪	reviews our critical accounting policies and estimates;
▪	oversees the internal audit function; and
▪	discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements.

The current members of our audit committee are Messrs. Chase, who is the committee chair, and Ivins and Cravey. Mr. Chase is our audit committee financial expert.

Executive Compensation

The following table provides information about the compensation received during the last three fiscal years to our “named executive officers”. None of our other employees received greater than $100,000 in salary and bonus during the last three fiscal years.

Summary Compensation Table

				Long Term Compensation
		Annual Compensation		Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options / SARs (#)
Kevan M. Casey, Prior Chief Executive Officer	2004	96,000	30,807 (2)	--
	2003	70,154 (1)	24,000 (3)	100,000

Michael Lewis, Chief Executive Officer	2004	54,646 (4)	46,500 (5)	450,000

Tommy Allen, Vice President & Secretary	2004	96,000	33,000 (7)	--
	2003	70,154 (6)	24,000 (8)	100,000

Ramzi Nassar, Chief Strategy Officer	2004	84,923 (9)	51,000 (10)	460,000

(1)	Mr. Casey joined eLinear in April 2003 and served as CEO from May 2003 until December 2004. This amount includes all compensation paid to Mr. Casey since April 2003.
(2)	Includes $9,807 for a $1,000 per month auto and home office allowance.
(3)	Includes $9,000 for a $1,000 per month auto and home office allowance.
(4)	Mr. Lewis joined eLinear in May 2004 and became CEO in December 2004. This amount includes all compensation paid to Mr. Lewis since May 2004.
(5)	Includes $6,000 for a $1,000 per month auto and home office allowance and $18,000 for a relocation allowance.
(6)	Mr. Allen joined eLinear in April 2003. This amount includes all compensation paid to Mr. Allen since April 2003.
(7)	Includes $12,000 for a $1,000 per month auto and home office allowance.
(8)	Includes $9,000 for a $1,000 per month auto and home office allowance.
(9)	Mr. Nassar joined eLinear in January 2004. This amount includes all compensation paid to Mr. Nassar since January 2004.
(10)	Includes $11,000 for a $1,000 per month auto and home office allowance.

Option Issuances

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to our named executive officers. No stock appreciation rights were issued during the fiscal year.

Option Grants in Last Fiscal Year
(Individual Grants)

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Michael Lewis (1)	450,000	16%	$2.00	May 2009
Ramzi Nassar	460,000	17%	$2.00	January 2009

(1) Does not include options to purchase 450,000 shares of our common stock at exercise prices of $1.19 per share for 300,000 incentive stock options and $0.10 per share for 150,000 non-qualified stock options, which grant is subject to the approval of the 2005 Stock Option Plan by shareholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevan M. Casey	--	--	100,000	--	$70,000	--
Michael Lewis	--	--	--	450,000	--	--
Tommy Allen	--	--	100,000	--	$70,000	--
Ramzi Nassar	--	--	--	460,000	--	--

(1)	The closing price of our common stock as of the end of its fiscal year ended December 31, 2004 was $1.20 per share.

Employment Agreements and Change in Control Agreements

We have an employment agreement with Mr. Allen. Under the terms of the agreements, he is to receive as compensation a monthly salary of $8,000, a quarterly retention bonus of $3,000, and additional monthly compensation to cover auto expenses and the cost of a home office totaling $1,000 per month. The amount of the quarterly retention bonus was subsequently raised to $5,000. The agreement is terminable with fourteen (14) days written notice with no additional compensation due upon termination.

Prior to Mr. Casey’s resignation as chief executive officer effective December 21, 2004, Mr. Casey had an employment agreement identical to Mr. Allen’s. We entered into a consulting agreement with Mr. Casey effective January 1, 2005, which agreement is described in the following section under “Director Compensation.”

Upon his acceptance as chief executive officer, we entered into a one-year agreement with Mr. Lewis. Under the terms of the agreement, Mr. Lewis receives an annual base salary of $128,000 for the initial one-year period and in the event we extend the agreement for fiscal 2006, Mr. Lewis will receive an annual base salary of $176,000. In addition, Mr. Lewis received a signing bonus of $24,000 payable in six monthly installments of $4,000 each commencing on January 31, 2005, and the ability to earn additional bonuses based upon specific measurement targets. Mr. Lewis also received an option to purchase 450,000 shares of our common stock in May 2004 at an exercise price of $2.00 per share. Additionally, Mr. Lewis received a five-year employee stock option to purchase 300,000 shares of our common stock at an exercise price of $1.19 per share and a four-year non-qualified stock option to purchase 150,000 shares of Company common stock at an exercise price of $0.10 per share, which options are subject to the authorization and approval of the shareholders of the 2005 Stock Option Plan. The employee shares vest over a five-year period, provided that no vesting can occur unless Mr. Lewis is employed on the respective vesting date. However, if we terminate Mr. Lewis during the term for any reason other than for cause, the employee options due Mr. Lewis will be prorated in relation to the date of Mr. Lewis’ employment termination and the prorated amount will vest immediately. If we undergo a change of control, all of Mr. Lewis’ options will vest immediately. If we terminate Mr. Lewis for any reason other than cause, we have agreed to pay Mr. Lewis $32,000 if terminated prior to June 30, 2005, and $64,000 if terminated between July 1 and December 31, 2005.

In January 2004, we entered into a two-year agreement with Mr. Nassar. Under the terms of the agreement, Mr. Nassar receives monthly compensation of $8,000, a quarterly bonus of $5,000, a home office and car allowance of $1,000 per month, and a to be determined annual performance bonus. Mr. Nassar also received a five-year employee option to purchase 460,000 shares of our stock at an exercise price of $2.00 per share. The vesting schedule for the shares is 25% upon the one-year anniversary of the agreement and 25% each subsequent year thereafter, provided that no vesting can occur unless Mr. Nassar is employed on the respective vesting date. However, if we terminate Mr. Nassar during the two-year term for any reason other than for cause, the options due Mr. Nassar will be prorated in relation to the date of Mr. Nassar’s employment termination and the prorated amount will vest immediately. If we undergoes a change of control, all of Mr. Nassar’s options will vest immediately. If we terminate Mr. Nassar for any reason other than cause, we have has agreed to pay Mr. Nassar the lesser of six months salary or the salary due Mr. Nassar through the end of the two-year term.

Director Compensation

Directors who are also employees do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Effective January 1, 2005, Mr. Casey has a consulting agreement with us of which he receives a monthly fee of $5,000 and a payment of $6,000 at the beginning of each quarter for his services as director of business development. Additionally, Mr. Casey receives $1,000 per month as payment for a car allowance and healthcare costs, reimbursement of actual business related expenses and an office equipped with a computer, fax machine and telephone. He will also receives as compensation a cash bonus of one percent (1%) of all amounts funded to the Company up to $2 million and two percent (2%) of all amounts in excess of $2 million. Mr. Casey received approximately $25,000 on the closing of the $12 million financing and is entitled to additional amounts as cash is made available to the Company from the restricted accounts. Mr. Casey’s agreement began on December 22, 2004 and terminates on December 31, 2006, unless terminated sooner in accordance with the agreement.

Mr. Ivins receives $4,500 per quarter for his services as chairman of the compensation committee and $1,500 per quarter for services as a member of the audit committee. Mr. Ivins also receives $200 per board meeting attended and $850 per month for reimbursement of certain expenses incurred as a director. During the twelve month period ended December 31, 2004, Mr. Ivins earned $32,200 for his board services. On December 21, 2004, Mr. Ivins received a four-year non-qualified stock option to purchase 75,000 shares of our common stock at an exercise price of $0.75 per share, which options vested immediately. In April 2003, in connection with his board services, Mr. Ivins received a non-qualified stock option to purchase 100,000 shares of our common stock at an exercise price of $.50 per share expiring in March 2008.

Mr. Chase receives $4,500 per quarter for his services as chairman of the audit committee and $1,500 per quarter for services as a member of the compensation committee. Mr. Chase received a bonus of $4,000 during fiscal 2004 for his services to us during fiscal 2003. In addition, beginning January 1, 2005, Mr. Chase receives an additional $2,000 per month for services provided to our management team. During the twelve months ended December 31, 2004, Mr. Chase earned $28,000 for his board services. Upon joining our board in April 2003, Mr. Chase received a non-qualified stock option to purchase 250,000 shares of our common stock at an exercise price of $.50 per share expiring in April 2007.

Mr. Cravey receives $1,500 per quarter for his services as a member of the audit committee and $200 per board meeting attended. During the twelve months ended December 31, 2004, Mr. Cravey earned $3,400 for his board services. Upon joining our board in March 2004, Mr. Cravey received a non-qualified stock option to purchase 50,000 shares of our common stock at an exercise price of $2.75 per share expiring March 2008.

PRINCIPAL STOCKHOLDERS

As of the date hereof, 24,566,022 shares of common stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by

▪	each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
▪	each of our directors;
▪	each of our named executive officers; and
▪	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person’s actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas 77043.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Tabitha Casey	5,161,289 (1)	21%
Kevan M. Casey	5,161,289 (2)	21%
Michael Lewis	10,000 (3)	*
Nancy Allen	5,363,590 (4)	21.8%
Tommy Allen	5,363,590 (5)	21.8%
Ramzi M. Nassar	500,000 (6)	2.04%
J. Leonard Ivins	565,800 (7)	2.3%
Carl A. Chase	134,445 (8)	*
Ryan Cravey	50,000 (9)	*
All Executive Officers and Directors as a group (7 persons)	11,785, 124 (10)	47.97%
______________________

•	Less than one percent (1%)

(1)
Includes options held by Ms. Casey’s husband, Kevan Casey, to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007 and 129,619 shares owned by Ms. Casey’s husband, the record holder. This does not include 1,050,000 shares held in a trust of which beneficial ownership is denied.

(2)
Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 4,931,670 shares owned by Mr. Casey’s wife, the record holder. This does not include 1,050,000 shares held in a trust of which beneficial ownership is denied.

(3)
Excludes (i) an option to purchase 450,000 stock options issued in May 2004 which will vest 25% on May 25, 2005 and (ii) an additional 450,000 stock options which won’t be issued until shareholder approval of the 2005 Stock Option Plan.

(4)
Includes options held by Ms. Allen’s husband, Tommy Allen, to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007 and 129,619 shares owned by Ms. Allen’s husband, the record holder. This does not include 1,050,000 shares held in a trust of which beneficial ownership is denied.

(5)
Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 5,133,971 shares owned by Mr. Allen’s wife, the record holder. This does not include 1,050,000 shares held in a trust of which beneficial ownership is denied.

(6)	Includes options to purchase 460,000 shares of common stock at an exercise price of $2.00 per share expiring January 14, 2009.
(7)
Includes options to purchase 565,000 shares of common stock at exercise prices ranging from $0.50 to $3.00 per share expiring from November 28, 2005 to December 29, 2010. Mr. Ivins’ business address is 2036 Brentwood Drive, Houston, Texas 77019.

(8)	Includes options to purchase 134,400 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Mr. Chase’s business address is 1117 Herkimer Street, Houston, Texas 77008.
(9)
Includes options to purchase 50,000 shares of common stock at an exercise price of $2.75 per share expiring March 5, 2008. Mr. Cravey’s business address is 9542 Bending Willow Ln., Houston, Texas 77064.

(10)	Includes options to purchase 1,409,000 shares of common stock.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, $.02 par value, and 10,000,000 shares of preferred stock, $0.02 par value.

Common Stock

As of August 5, 2005, there were 24,566,022 shares of common stock issued and outstanding that were held of record by approximately 3828 stockholders.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of eLinear, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control of eLinear without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

Options and Warrants

This registration statement is registering the resale 2,791,667 shares underlying the warrants issued in the February 2005 financing and supplement thereto, dated July 14, 2005, which includes, 466,667 exercisable after January 2006 and expire January 2013 at $1.50, 525,000 exercisable after January 2006 and expire January 2013 at $1.75, and 1,800,000 exercisable immediately and expire in February 2012 at $1.25.

In addition, we have outstanding warrants to purchase 4,114,577 share of common stock at an exercise prices ranging from $0.70 to $3.22 per share. In addition, we have approximately 4,514,583 shares of common stock issuable upon the exercise of outstanding options issued to officers, directors, employees and consultants. The options have exercise prices ranging from $0.32 to $39.375 per share.

Convertible Debt

This registration statement is registering the resale of shares issuable upon the conversion of $5,054,567 of convertible debt issued in connection with the February 2005 financing and supplement thereto, at a conversion price of at least $1.00 per share. In addition the Company has an outstanding convertible debt with Laurus for upto $5,000,000, with a conversion price of $1.00 per share.

Delaware anti-takeover statute and charter provisions

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

▪	Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

▪
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

▪	by persons who are directors and also officers, and

▪	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

▪
On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Certificate of incorporation. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of eLinear. These provisions are designed to reduce the vulnerability of eLinear to an unsolicited proposal for a takeover of eLinear. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of eLinear. These provisions may also have the effect of preventing changes in the management of eLinear.

Transfer Agent
The transfer agent and registrar for our common stock is ComputerShare Limited.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements appearing in this registration statement for the years ended December 31, 2004 and 2003, have been audited by Lopez, Blevins, Bork and Associates, LLP, independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. own 200,000 shares of our common stock.

CHANGE OF ACCOUNTANTS

On October 12, 2004, the Company dismissed Malone & Bailey, PLLC as its auditors. Malone & Bailey’s audit report on eLinear’s consolidated financial statements as of December 31, 2003, and for the year then ended did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The Company filed a Report on Form 8-K on October 14, 2004, reflecting that it replaced Malone & Bailey, LLP, as its independent auditor with Lopez, Blevins, Bork & Associates, LLP (“Lopez Blevins”). Members of Lopez Blevins, prior to the formation of Lopez Blevins, performed all the audit-related work while employed with Malone & Bailey, LLP, in connection with conducting eLinear’s audit for the fiscal year ended December 31, 2003. Lopez Blevins reaudited eLinear’s fiscal year ended December 31, 2003. There were no other changes to the Amended Form 10-KSB for the year ended December 31, 2003, previously filed on September 8, 2004.

During the most recent fiscal year ended December 31, 2003, and in the subsequent interim periods through the date of dismissal, there were no disagreements with Malone & Bailey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey would have caused Malone & Bailey to make reference to the matter in their report. eLinear requested Malone & Bailey to furnish it a letter addressed to the Commission stating whether it agreed with the above statements. A copy of that letter, dated October 14, 2004, is filed as Exhibit 16.1 to the Form 8-K.

The Company retained the services on October 13, 2004 of Lopez, Blevins, Bork & Associates, LLP as eLinear’s principal accountant to audit the financial statements of eLinear for the year ended December 31, 2004. The decision to change accountants was approved by the Board of Directors.

On September 2, 2003, the Board of Directors of the Company received and accepted the resignation of Gerald R. Hendricks & Company, P.C. as the Company’s independent public accountants. The Company retained the services of Malone & Bailey, PLLC as independent public accountants to audit the Company’s consolidated financial statements for the year ending December 31, 2003. The Company filed a Form 8-K on September 8, 2003, which was amended on September 22, 2003 reporting this event.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of:
eLinear, Inc.
Houston, Texas

We have audited the accompanying balance sheet of eLinear, Inc., as of December 31, 2004 and 2003 and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the two years ended December 31, 2004 and 2003. These financial statements are the responsibility of eLinear’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eLinear, Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for each of the two years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the Company restated its prior period financial statements.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas
August 12, 2005

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2004	2003
ASSETS		Restated
Current assets:
Cash	$898,869	$554,483
Cash in restricted accounts	504,580	--
Accounts receivable, net of allowance of $311,569 and $69,289 at December 31, 2004 and 2003, respectively	5,010,733	1,637,217
Inventory	446,446	190,555
Other current assets	126,316	45,708
Total current assets	6,986,944	2,427,963

Property and equipment, net	805,798	43,662
Other assets:
Goodwill	1,100,000	1,943,022
Deferred financing costs, net	132,346	--
Contract rights	273,693	--
Deposits	34,616	15,049
Total other assets	1,540,655	1,958,071
Total assets	$9,333,397	$4,429,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$1,266,738	$1,101,603
Line of credit - revolver	2,784,543	--
Payable to officers	--	36,336
Accrued liabilities	1,049,974	148,747
Notes payable, officers	--	215,703
Total current liabilities	5,101,255	1,502,389
Long-term debt, net	1,399,397	--
Commitments and contingencies (Note 7)
Shareholders’ equity:
Preferred stock, $.02 par value, 10,000,000 shares authorized, none issued	--	--
Common stock, $.02 par value, 100,000,000 shares authorized, 21,622,598 and 17,020,754 shares issued and outstanding at December 31, 2004 and 2003, respectively	432,452	340,415
Additional paid-in capital	12,228,744	3,982,631
Accumulated deficit	(9,828,451)	(1,395,739)
Total shareholders’ equity	2,832,745	2,927,307
Total liabilities and shareholders’ equity	$9,333,397	$4,429,696

See accompanying notes to consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Revenue:
Products	$21,472,050	$12,623,092
Services	2,513,383	878,048
Other	80,320	--
Total revenue	24,065,753	13,501,140

Cost of revenue:
Products	19,194,420	10,840,416
Services	1,282,418	526,989
Total cost of revenue	20,476,838	11,367,405

Gross profit	3,588,915	2,133,735

Operating expenses:
Selling, general and administrative expenses:
Payroll and related expenses	4,787,634	1,544,431
Office administration	1,524,253	338,674
Professional services	2,208,666	526,664
Impairment of goodwill	843,027	--
Other	1,267,457	741,494
Total selling, general and administrative	10,631,037	3,151,263
Depreciation and amortization	151,630	20,290
Total operating expenses	10,782,667	3,171,553

Loss from operations	(7,193,752)	(1,037,818)

Other income (expense):
Interest, net	(1,255,493)	(30,775)
Other	16,533	46,432
Total other income (expense)	(1,238,960)	15,657
Net loss	$(8,432,712)	$(1,022,161)

Net loss per share:
Basic and diluted	$(0.42)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	20,289,723	14,382,140

See accompanying notes to consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balances January 1, 2003	12,961,979	$259,240	$--	$(373,578)	$(114,338)
Stock issued in reverse acquisition	1,043,761	20,875	429,843	--	450,718
Stock issued for cancellation of warrants	134,750	2,695	51,205	--	53,900
Exercise of stock options	573,700	11,474	733,969	--	745,443
Issuance of stock options for forgiveness of debt	--	--	13,188	--	13,188
Stock issued for services	126,000	2,520	340,789	--	343,309
Stock options issued for services	--	--	114,493	--	114,493
Stock issued for cash, net of costs	1,330,564	26,611	811,644	--	838,255
Stock options issued for acquisition	--	--	274,000	--	274,000
Stock issued for acquisition	850,000	17,000	1,195,500	--	1,230,500
Net loss	--	--	--	(1,022,161)	(1,022,161)
Balances, December 31, 2003	17,020,754	340,415	3,982,631	(1,395,739)	2,927,307
Exercise of stock options	312,600	6,252	409,010	--	415,262
Exercise of stock warrants	200,581	4,012	196,569	--	200,581
Stock issued for cash, net of costs	3,194,225	63,884	4,521,908	--	4,585,792
Debt discount	--	--	1,039,620	--	1,039,620
Stock issued for services	575,190	11,504	845,980	--	857,484
Stock option expense	--	--	220,091	--	220,091
Stock issued for cancellation of penalties	319,248	6,385	346,839	--	353,224
Stock warrants repriced for cancellation of penalties	--	--	327,171	--	327,171
Beneficial conversion feature of note	--	--	338,925	--	338,925
Net loss	--	--	--	(8,432,712)	(8,432,712)
Balances December 31, 2004	21,622,598	$432,452	$12,228,744	$(9,828,451)	$2,832,745

See accompanying notes to consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(8,432,712)	$(1,022,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	149,210	20,290
Impairment of goodwill	843,022	--
Bad debt expense	242,280	--
Amortization of debt discounts	658,517	--
Stock and stock option based compensation	1,077,575	511,702
Stock issuance and warrant repricing for payment of penalties	680,395	--
Beneficial conversion feature of note	338,925	--
Changes in assets and liabilities:
Accounts receivable	(3,615,796)	(311,486)
Inventory	(2,914)	(173,608)
Other current assets	(80,608)	(45,708)
Accounts payable	165,135	(115,517)
Accrued liabilities	864,891	29,719
Net cash used in operating activities	(7,112,080)	(1,106,769)

Cash flows from investing activities:
Purchase of property and equipment	(688,016)	(9,886)
Restricted cash	(504,580)	--
Acquisition of TanSeco	(750,000)	--
Deposits	(19,567)	(9,257)
Net cash used in investing activities	(1,962,163)	(19,143)

Cash flows from financing activities:
Proceeds from notes payable due to officers	--	161,262
Repayment on notes payable due to officers	(215,703)	(185,459)
Proceeds from revolver, net	2,705,697	--
Proceeds from long-term debt	2,000,000	--
Payment of up-front financing costs	(273,000)	--
Proceeds from exercise of stock options and warrants	615,843	745,443
Proceeds from sale of common stock, net	4,585,792	838,255
Net cash provided by financing activities	9,418,629	1,559,501
Net increase in cash	344,386	433,589
Cash and cash equivalents, beginning of year	554,483	120,894
Cash and cash equivalents, end of year	$898,869	$554,483

Non-cash transactions:
Issuance of stock in reverse acquisition	$--	$450,718
Issuance of stock for acquisition	$--	$1,504,500
Issuance of options for forgiveness of debt	$--	$13,188

See accompanying notes to consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

Note 1.	Organization and Nature of Business

eLinear, Inc. (“eLinear” or the “Company”) is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the Company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. (“NetView”). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. (See Note 3.)

Prior to its acquisition of NetView, eLinear, Inc. was a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. The Company’s current customers are based in the United States.

NetView was incorporated in the State of Texas in December 2001 as an S-Corporation and commenced operations on January 1, 2002. NetView is an information technology solutions company that provides its customers with network and storage solutions infrastructure and related services. NetView’s focus is on creating recurring revenue streams from a diverse client base. NetView markets its products and services through its own direct sales and marketing team, direct mail and trade shows. NetView sells to entities throughout the United States; however, a majority of its revenue is earned from sales in the State of Texas.

On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc. (formerly MMGD, Inc.) (“NewBridge”). (See Note 3.) NewBridge is a digital provider of voice, data, video and security services to residential and commercial developments. These services are over a fiber or wireless infrastructure. NewBridge markets its services through its own sales force and the majority of its revenue is earned in Texas.

On November 3, 2004, eLinear acquired all of the outstanding and issued stock of TanSeco Systems, Inc., a Delaware corporation (“TanSeco”), from RadioShack Corporation, a Delaware corporation. TanSeco is a nation wide security solutions company, established over 35 years ago, that provides single source, integrated life safety and physical security systems and security monitoring services to commercial customers.

Hereinafter, all references to eLinear include the operations and financial condition of NetView for the two years ended December 31, 2004, and the operations of eLinear consolidated with NetView since April 15, 2003, with NewBridge consolidated since July 31, 2003 and with TanSeco consolidated since November 8, 2004. (see Note 3).

Note 2.	Summary of Significant Accounting Policies

a)	Consolidation

As of December 31, 2004, eLinear had three wholly-owned subsidiaries, NetView Technologies, Inc., NewBridge Technologies, Inc. and TanSeco Systems, Inc. All material inter-company balances and inter-company transactions have been eliminated.

b)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and held in banks in unrestricted accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

c)	Inventory

Inventories are stated at the lower of average cost or market. The Company continually assesses the appropriateness of inventory valuations giving consideration to obsolete, slow-moving and non-saleable inventory.

d)	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic lives of the assets that range between three and seven years.

e)	Income Taxes

The Company accounts for income taxes using the liability method, under which the amount of deferred income taxes is based on the tax effects of the differences between the financial and income tax basis of the Company’s assets, liabilities and operating loss carryforwards at the balance sheet date based upon existing tax laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized. Since utilization of net operating loss carryforwards is not assured, no benefit for future offset of taxable income has been recognized in the accompanying financial statements.

f)	Goodwill

Goodwill represents the excess of the purchase price over net assets acquired. Goodwill is not amortized, but is tested at least annually for impairment. The impairment testing is performed at a reporting unit level and consists of two steps. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company determines the fair value of its reporting units using the income approach, which requires the Company to calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company must record an impairment loss equal to the difference.

g)	Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

h)	Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

i)	Comprehensive Income (Loss)

Comprehensive income is defined as all changes in shareholders’ equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities. The Company’s comprehensive loss was equal to its net loss for the years ended December 31, 2004 and 2003.

j)	Revenue Recognition

Consulting Services Segment - Revenue from time-and-materials service contracts, maintenance agreements and other services are recognized as services are provided.

Communications Deployment Segment - Revenues from fixed-price contracts related to the delivery of voice, video and data services are recognized in the period the services are performed. These services are generally provided over a period of several weeks to months, depending on the size of the contract.

Network Storage and Solutions Segment - Revenues on the sale of products, which are shipped from eLinear’s stock of inventory, are recognized when the products are shipped provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received, the fee is fixed or determinable and collectability is reasonably assured. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19 “Recording Revenue Gross as a Principal Versus Net as an Agent”, revenue from drop shipments of third-party hardware and software sales are recognized upon delivery, and recorded at the gross amount when eLinear is responsible for fulfillment of the customer order, has latitude in pricing, has risk of loss during shipment of the inventory, incurs credit risk on the receivable and has discretion in the selection of the supplier. Shipping and handling costs are included in cost of revenue.

Security Solutions Segment - Revenue from the sale of goods and services is recognized as the goods and services are provided. Revenue from security and fire monitoring is recognized monthly pursuant to the monitoring contract.

The Company accounts for arrangements that contain multiple elements in accordance with EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, the Company allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

The Company recognizes revenue from the sale of manufacturer’s maintenance and extended warranty contracts in accordance with EITF 99-19 net of its costs of purchasing the related contracts.

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains reserves for potential credit losses based upon the expected collectability of total accounts receivable. To date, losses resulting from uncollectible receivables have not exceeded management’s expectations.

k)	Earnings (Loss) Per Share

The Company computes net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share”. Basic net loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted net income per share is determined in the same manner as basic net income per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company’s convertible debt and preferred stock.

During the year ended December 31, 2004 options to purchase 4,514,583 shares of common stock, warrants to purchase 4,114,577 shares of common stock and 2,000,000 shares of common stock issuable upon the conversion of the Laurus credit facility were excluded from the calculation of earnings per share since their inclusion would be antidilutive. During the years ended December 31, 2004 and 2003 there was no convertible preferred stock outstanding.

During the year ended December 31, 2003, options to purchase 1,990,183 shares of common stock and warrants to purchase 26,611 shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive.

l)	Stock-Based Compensation

The Company accounts for compensation costs associated with stock options and warrants issued to employees under the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”) whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. (See Note 9, “Stock Options and Warrants”). Accordingly, no compensation expense has been recognized for grants of options to employees with the exercise prices at or above market price of the Company’s common stock on the measurement dates. During the year ended December 31, 2004, eLinear recognized compensation expense totaling $141,968 under the intrinsic value method for stock options issued to employees and $67,123 under the fair value method for options issued to outside directors. eLinear recognized compensation expense totaling $62,000 in 2003 under the intrinsic value method for stock options issued to employees and $52,493 under the fair value method for options issued to consultants.

Had compensation expense been determined based on the estimated fair value at the measurement dates of awards under those plans consistent with the method prescribed by SFAS No. 123, the Company’s December 31, 2004 and 2003, net loss would have been changed to the pro forma amounts indicated below.

	December 31, 2004	December 31, 2003

Net income (loss):
As reported	$(8,432,712)	$(1,022,161)
Stock based compensation under fair value method	(381,224)	(103,768)
Pro forma	$(8,813,936)	$(1,125,929)

Net income (loss) per share - basic and diluted:
As reported	$(0.42)	$(0.07)
Stock based compensation under fair value method	(0.02)	(0.01)
Pro forma	$(0.44)	$(0.08)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 3.5%; volatility of 206% for 2004 and 2003 with no assumed dividend yield; and expected lives of six months.

m.)	Fair Value of Financial Instruments

Financial instruments that are subject to fair disclosure requirements are carried in the financial statements at amounts that approximate fair value and include cash and cash equivalents, accounts receivable and accounts payable. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk.

n)	New Accounting Pronouncements

During December 2002, the FASB issued SFAS No. 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 148 also amends and augments the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion 28 “Interim Financial Reporting” to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transition standards and disclosure requirements of SFAS 148 are effective for fiscal years and interim periods ending after December 15, 2002. The Company has adopted only the disclosure provisions of this statement.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) three classes of freestanding financial instruments that represent obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

o)	Vendor Rebates

Through May 2003, the Company received vendor rebates for achieving certain purchase or sales volume. The Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) is effective for arrangements with vendors initiated on or after January 1, 2003. EITF 02-16 addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor’s products or for the promotion of sales of the vendor’s products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. The provisions of this consensus have been applied prospectively. The adoption of EITF 02-16 did not have a material impact on the Company’s financial statements as a whole.

p)	Advertising Costs

For the years ended December 31, 2004 and 2003, the Company expensed approximately $52,000 and $30,000, respectively.

Reclassifications

Certain amounts as previously presented in the 2003 financial statements have been reclassified to conform to the current year presentation.

Note 3.	Acquisitions

On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. For accounting purposes, the outstanding shares of eLinear immediately prior to the acquisition was accounted for as the consideration paid by NetView for the acquisition of eLinear and was valued at $450,718 using the stock price on such date. The excess purchase price over the fair value of net tangible assets was $451,920, all of which was allocated to goodwill. NetView’s historical financial statements replace eLinear’s in these financial statements.

On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc (“NewBridge”), (formerly MMGD, Inc.). Pursuant to the transaction, eLinear issued 850,000 shares of its common stock valued at $1,230,500, using the stock price on the date of the merger, and options to purchase 300,000 shares of common stock valued at $274,000 using Black-Scholes options pricing model to the shareholders of NewBridge. As of the effective date, NewBridge became a wholly-owned subsidiary of eLinear. The acquisition was accounted for using the purchase method of accounting resulting in an excess purchase price over the fair value of net tangible assets of $1,491,102, as restated, all of which was allocated to goodwill.

The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

	eLinear	NewBridge	Total

Current assets	$110,467	$126,455	$236,922
Property and equipment	11,392	11,082	22,474
Goodwill	451,920	1,100,000	1,943,022
Total assets acquired	573,779	1,237,537	2,202,418

Current liabilities	123,061	124,139	247,200
Net assets acquired	$450,718	$1,361,676	$1,955,218

The consolidated statement of operations in the accompanying financial statements for the year ended December 31, 2003 includes the operations of eLinear from April 15, 2003 through December 31, 2003 and NewBridge from July 31, 2003 through December 31, 2003. The following are pro forma condensed statements of operations for the years ended December 31, 2003 and 2002, as though the acquisitions had occurred on January 1, 2002.

	Twelve Months Ended December 31,
	2003	2002

Revenue	$14,059,714	$8,824,164
Net loss	$(1,093,213)	$(264,814)
Net loss per share - basic and diluted	$(0.08)	$(0.02)

On November 3, 2004, eLinear acquired all of the outstanding and issued stock of TanSeco from RadioShack. TanSeco is a nation wide security solutions company, established over 35 years ago, that provides single source, integrated life safety and physical security systems and security monitoring services to commercial customers. Pursuant to this transaction, eLinear offered employment to over 35 RadioShack employees. Concurrently with this transaction, TanSeco entered into a three-year services agreement with RadioShack, pursuant to which, TanSeco will provide the installation, service, repair and inspection of security, closed circuit television, and fire systems used by RadioShack for the security systems of its more than 5,000 company-owned stores located in the continental United States, Puerto Rico and the U.S. Virgin Islands, kiosks and other physical locations. In addition to providing services to RadioShack in connection with the services agreement, TanSeco plans to do the following: (i) continue to provide installation, service, repair, and inspection of security, closed circuit television and fire systems to existing customers of TanSeco; (ii) seek out and obtain, either independently or through the use of third parties, new customers for TanSeco’s installation, service, repair, and inspection of security, closed circuit television and fire systems services; and (iii) through the use of third parties, provide monitoring services, which may include monitoring fire alarms and burglar alarms, to new and existing customers of TanSeco.

Note 4.	Impairment

As of December 31, 2004, the Company had $1,100,000 of goodwill, as restated, resulting from the acquisition of NewBridge. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. In March 2004, the Company recorded impairment expense totaling $451,920 related to 100% of the goodwill recorded with the 2003 NetView acquisition. In March 2004 the consulting services business segment lost its largest consulting contract and the other operations that had been acquired in the acquisition had declined due to the loss of a key employee after the acquisition. Based on projected estimated future cash flows from that business segment, management determined a full impairment charge was required. In September 2004, the Company performed a valuation analysis of the discounted projected estimated future cash flows of NewBridge and the Company elected to write down a portion of the goodwill related to NewBridge. Due to the large amount of goodwill presently on the Company’s financial reports, if an impairment is required, the Company’s financial condition and results of operations would be negatively affected.

Note 5.	Credit Facilities

In February 2004, the Company obtained a secured revolving note with Laurus Master Fund, Ltd. (“Laurus”). Under the terms of the agreement, the Company can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured note totaling $2,000,000 (“term note”) and a revolving credit facility totaling $3,000,000 (“revolver”) based on eligible accounts receivable.

Line of Credit - Revolver

The Laurus revolver provides for borrowings of up to the lesser of; (i) $3 million or (ii) 90% of the Company’s eligible accounts receivable. The Company borrowed $1,000,000 under the revolving facility on the date of the agreement. The revolving credit facility has a term of three years and accrues interest on outstanding balances at the rate of prime (5.50% as of December 31, 2004) plus 0.75% (with a minimum rate of 4.75%). The Company is permitted to go over its borrowing limit, which is referred to as getting an “overadvance,” if the Company gets the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, the Company was not required to pay this interest amount on any overadvances. In October 2004, Laurus agreed to fund an additional $500,000, which loan was not deemed an overadvance. This credit facility is secured by all of the Company’s assets. In consideration for the issuance of seven-year warrants to purchase 150,000 shares of the Company’s common stock at $1.90 per share and the forgiveness of penalties owed to Laurus in the approximate amount of $153,000 as of October 31, 2004, the Company agreed in October 2004 to reduce the conversion price of the credit facility from $2.91 to $1.00 per share. The Company recorded $338,925 of interest expense in the fourth quarter of 2004 for this beneficial conversion feature. At the option of the holder, the outstanding balance on the credit facility can be converted into shares of Company common stock at a conversion price of $1.00 per share. In connection with the execution of this credit facility, and in connection with the October 2004 amendment, the Company issued Laurus seven-year warrants to purchase a total of 440,000 shares of Company common stock at exercise prices ranging from $1.90 to $3.22 per share. The Company has the ability to prepay any amounts owed under this credit facility at 115% of the principal amount. As amounts are drawn on this line of credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. The Company paid back the $1,000,000 revolver during the quarter ended June 30, 2004. As of December 31, 2004, the Company had $2,784,543 outstanding under the revolver.

Term Note

The term note has a term of three years. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the term note with shares of its common stock at the fixed conversion price of $1.00 per share, provided that the shares are registered with the Securities and Exchange Commission or with cash at 115% of the outstanding balance. Laurus also has the option to convert all or a portion of the term note into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price of $1.00 per share. The term note is secured by a blanket lien on all of the Company’s assets. As of December 31, 2004, the Company had $2,000,000 outstanding under the term note, the maximum amount available.

In conjunction with the Laurus credit facility, Laurus was paid a fee of $219,500 and received a seven-year warrant to purchase up to a total of 440,000 shares of the Company’s common stock at prices ranging from $1.90 to $3.22 per share. The warrants, which are exercisable immediately, were valued at $529,338 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to Laurus were recorded as a discount to the term note and are being amortized over the term of the loan using the effective interest method.

The credit facility is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $510,282 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and is being amortized over the term of the loan using the effective interest method. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

In addition to the $219,500 fee paid to Laurus, the Company paid $273,000 in finder’s fees to vSource Capital. The $273,000 was capitalized as deferred financing costs and is being amortized using the effective interest method over the term of the loan agreement.

During the quarter ended June 30, 2004, the Company paid back the original $1,000,000 it had drawn under the revolver during the quarter ended March 31, 2004. Therefore, the Company expensed one third of the discounts recorded in connection with the credit facility on the date the funds were repaid resulting in additional non-cash interest expense of approximately $420,000 during the quarter ended June 30, 2004.

The following table illustrates the borrowings and repayments made by the Company and the beneficial conversion features and amortization on the Laurus credit facility through December 31, 2004:

Original loan draw down amount	$3,000,000
Add: Net amount of borrowings	1,784,543
Face value of amount borrowed	4,784,543
Fee paid to Laurus	(219,500)
Beneficial conversion amount	(1,039,620)
Amortization of debt discounts	658,517
Laurus debt, net as of December 31, 2004	$4,183,940

As part of the above credit facility, the Company agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of its agreement with Laurus require it to file the registration statement and have the registration statement declared effective by a definitive period of time, not to exceed 150 days from February 23, 2004, or within 15 days of the Company’s current registration statement being declared effective by the SEC, whichever is earlier. The Company’s current registration statement was declared effective on September 10, 2004. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to the 90th day after filing the registration statement, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay Laurus liquidated damages of 1.5% of the principal amount of the convertible portion of the note per month. In consideration for the issuance of seven-year warrants to purchase 150,000 shares of the Company’s common stock at $1.90 per share, Laurus forgave approximately $153,000 in penalties. Laurus is limited to owning or beneficially owning a maximum of 4.99% of the Company’s outstanding shares of common stock. In addition, each time the Company borrows $2 million under the credit facility, the Company will be required to file an additional registration statement covering the possible conversion of that amount of the note. The Company’s registration statement filed with the SEC to register the conversion shares and shares underlying the warrants was declared effective by the SEC on December 30, 2004. The Company is not obligated at any time to repurchase any portion of the Laurus conversion shares nor the shares underlying the warrants.

During February 2004, the Company retired its $1,000,000 line of credit with Textron Financial Corporation with the proceeds from the Laurus credit facility and entered into a new $500,000 credit facility with Textron collateralized with a $500,000 letter of credit.

Note 6.	Property and Equipment

Property and equipment consist of the following at December 31, 2004 and 2003:

		December 31,
	Estimated Lives	2004	2003
Vehicles	5 years	$33,807	$12,806
Computer software and equipment	3 years	231,116	72,411
Furniture and equipment	7 years	610,349	20,159
Leasehold improvements	Life of lease	129,549	--
		1,004,821	105,376
Accumulated depreciation		(199,023)	(61,714)
Net property and equipment		$805,798	$43,662

Note 7.	Commitments and Contingent Liabilities

Lease Obligations

The Company’s executive and administrative offices are located at 2901 West Sam Houston Parkway, North Suite E-300, Houston, Texas 77043. It leases these facilities. Its lease covers approximately 25,300 square feet and expires on November 30, 2005. Its lease payments are $19,228 per month for the period October 2004 through April 2005 and $20,240 per month for the period May through November 2005. The Company also has a marketing and sales office in Dallas, Texas. It leases these facilities. Its lease covers approximately 7,186 square feet and expires May 31, 2009. The lease payments are $8,898 per month and includes monthly operating expenses, which will vary based on actual operating expenses of the property. TanSeco leases office and warehouse space in Fort Worth, Texas. The lease covers approximately 7,972 square feet and expires October 31, 2007. The lease payments are $8,304 per month. The Company has no present plans to invest in real estate, real estate mortgages, or persons or entities primarily engaged in real estate activities.

Future minimum lease payments under non-cancelable leases with terms in excess of one year are as follows:

Twelve Months Ending December 31,
2005	$427,640
2006	209,048
2007	190,911
2008	106,777
2009	35,592
Total	$969,968

Legal Proceedings

From time to time, the Company may become involved in litigation arising in the ordinary course of its business. The Company is presently not subject to any material legal proceedings outside of the ordinary course of business except as set forth below:

On December 16, 1999, eLinear and Imagenuity were served with a complaint captioned Chris Sweeney v. Kinetics.com, Inc. and Imagenuity, Inc., Circuit Court, Duval County, Florida, Civil Case Number 1999-7252-CA. The complaint alleged a breach of an alleged oral modification of a written employment agreement between the plaintiff, Chris Sweeney, and Imagenuity and alleged breaches by eLinear and Imagenuity of fiduciary obligations which the plaintiff claims were owed to him. Plaintiff is seeking as damages 20% of the Company’s common stock received by the sole shareholder of Imagenuity in connection with the merger of Imagenuity with and into eLinear’s subsidiary. After the filing of the complaint, eLinear’s subsidiary, eLinear Corporation, was added as a defendant. The Company intends to vigorously contest the case. While the Company believes the case to have no merit, at this stage it is impossible to predict the amount or range of potential loss, if any.

In December 1999, the Company counter-sued Chris Sweeney in a lawsuit captioned eLinear Corporation v. Chris Sweeney, United States District Court, District of Colorado, Case Number 99-WM-2434. The complaint sought a determination of the rights of the parties with respect to the termination of Chris Sweeney’s employment agreement with Imagenuity. The lawsuit was indefinitely stayed pending resolution of the Florida litigation discussed above.

On October 17, 2003, the Company filed a civil suit against Jon Ludwig, its former CEO, for the following causes of action: breach of fiduciary duty; negligent misrepresentation; theft of trade secrets; theft/conversion of property; wrongful interference with existing and prospective contracts; and civil conspiracy. This case is currently in the 127th Judicial District in the District Court of Harris County, Texas. Ipath, a direct competitor of the Company and the current employer of defendant Ludwig, was added as an additional defendant. The Company is alleging that iPath conspiracy, wrongful interference with existing and prospective contracts, and fraud for its complicity with Ludwig in the latter’s breach of fiduciary duty. The trial date has been set for April 18, 2005.

On November 11, 2004, the Company filed a demand for arbitration with the American Arbitration Association against McData Corporation for breach of contract relating to the termination of the contract in June 2004. Arbitrators are being appointed and discovery is in the early stage.

Employment and Consulting Agreements

The Company has an employment agreement with Mr. Allen. Under the terms of the agreements, he is to receive as compensation a monthly salary of $8,000, a quarterly retention bonus of $3,000, and additional monthly compensation to cover auto expenses and the cost of a home office totaling $1,000 per month. The amount of the quarterly retention bonus was subsequently raised to $5,000. The agreement is terminable with fourteen (14) days written notice with no additional compensation due upon termination.

Prior to Mr. Casey’s resignation as chief executive officer effective December 21, 2004, Mr. Casey had an employment agreement identical to Mr. Allen’s. The Company entered into a consulting agreement with Mr. Casey effective January 1, 2005, which agreement is described in the following section under “Director Compensation.”

Upon his acceptance as chief executive officer, the Company entered into a one-year agreement with Mr. Lewis. Under the terms of the agreement, Mr. Lewis receives an annual base salary of $128,000 for the initial one-year period and in the event the Company extends the agreement for fiscal 2006, Mr. Lewis will receive an annual base salary of $176,000. In addition, Mr. Lewis received a signing bonus of $24,000 payable in six monthly installments of $4,000 each commencing on January 31, 2005, and the ability to earn additional bonuses based upon specific measurement targets. Mr. Lewis also received an option to purchase 450,000 shares of Company common stock in May 2004 at an exercise price of $2.00 per share. Additionally, Mr. Lewis received a five-year employee stock option to purchase 300,000 shares of Company common stock at an exercise price of $1.19 per share and a four-year non-qualified stock option to purchase 150,000 shares of Company common stock at an exercise price of $0.10 per share, which options are subject to the authorization and approval of the shareholders of the Company of the 2005 Stock Option Plan. The employee shares vest over a five-year period, provided that no vesting can occur unless Mr. Lewis is employed on the respective vesting date. However, if the Company terminates Mr. Lewis during the term for any reason other than for cause, the employee options due Mr. Lewis will be prorated in relation to the date of Mr. Lewis’ employment termination and the prorated amount will vest immediately. If the Company undergoes a change of control, all of Mr. Lewis’ options will vest immediately. If the Company terminates Mr. Lewis for any reason other than cause, the Company has agreed to pay Mr. Lewis $32,000 if terminated prior to June 30, 2005, and $64,000 if terminated between July 1 and December 31, 2005.

In January 2004, the Company entered into a two-year agreement with Mr. Nassar. Under the terms of the agreement, Mr. Nassar receives monthly compensation of $8,000, a quarterly bonus of $5,000, a home office and car allowance of $1,000 per month, and a to be determined annual performance bonus. Mr. Nassar also received a five-year employee option to purchase 460,000 shares of Company common stock at an exercise price of $2.00 per share. The vesting schedule for the shares is 25% upon the one-year anniversary of the agreement and 25% each subsequent year thereafter, provided that no vesting can occur unless Mr. Nassar is employed on the respective vesting date. However, if the Company terminates Mr. Nassar during the two-year term for any reason other than for cause, the options due Mr. Nassar will be prorated in relation to the date of Mr. Nassar’s employment termination and the prorated amount will vest immediately. If the Company undergoes a change of control, all of Mr. Nassar’s options will vest immediately. If the Company terminates Mr. Nassar for any reason other than cause, the Company has agreed to pay Mr. Nassar the lesser of six months salary or the salary due Mr. Nassar through the end of the two-year term.

Director Compensation

Directors who are also employees do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Effective January 1, 2005, Mr. Casey has a consulting agreement with the Company of which he receives a monthly fee of $5,000 and a payment of $6,000 at the beginning of each quarter for his services as director of business development. Additionally, Mr. Casey receives $1,000 per month as payment for a car allowance and healthcare costs, reimbursement of actual business related expenses and an office equipped with a computer, fax machine and telephone. He will also receives as compensation a cash bonus of one percent (1%) of all amounts funded to the Company up to $2 million and two percent (2%) of all amounts in excess of $2 million. Mr. Casey received approximately $25,000 on the closing of the $12 million financing and is entitled to additional amounts as cash is made available to the Company from the restricted accounts. Mr. Casey’s agreement began on December 22, 2004 and terminates on December 31, 2006, unless terminated sooner in accordance with the agreement.

Mr. Ivins receives $4,500 per quarter for his services as chairman of the compensation committee and $1,500 per quarter for services as a member of the audit committee. Mr. Ivins also receives $200 per board meeting attended and $850 per month for reimbursement of certain expenses incurred as a director. During the twelve month period ended December 31, 2004, Mr. Ivins earned $32,200 for his board services. On December 21, 2004, Mr. Ivins received a four-year non-qualified stock option to purchase 75,000 shares of Company common stock at an exercise price of $0.75 per share, which options vested immediately. In April 2003, in connection with his board services, Mr. Ivins received a non-qualified stock option to purchase 100,000 shares of Company common stock at an exercise price of $.50 per share expiring in March 2008.

Mr. Chase receives $4,500 per quarter for his services as chairman of the audit committee and $1,500 per quarter for services as a member of the compensation committee. Mr. Chase received a bonus of $4,000 during fiscal 2004 for his services to the Company during fiscal 2003. In addition, beginning January 1, 2005, Mr. Chase receives an additional $2,000 per month for services provided to the Company’s management team. During the twelve months ended December 31, 2004, Mr. Chase earned $28,000 for his board services. Upon joining the Company’s board in April 2003, Mr. Chase received a non-qualified stock option to purchase 250,000 shares of Company common stock at an exercise price of $.50 per share expiring in April 2007.

Mr. Cravey receives $1,500 per quarter for his services as a member of the audit committee and $200 per board meeting attended. During the twelve months ended December 31, 2004, Mr. Cravey earned $3,400 for his board services. Upon joining the Company’s board in March 2004, Mr. Cravey received a non-qualified stock option to purchase 50,000 shares of Company common stock at an exercise price of $2.75 per share expiring March 2008.

Note 8.	Common Stock

In February 2004, the Company sold 1,230,000 shares of its common stock at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share (the “Class A Warrants”), and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share (the “Class B Warrants”) expiring on the earlier of two years from the closing date or one year from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective for an aggregate purchase price of $2,460,000, in a private placement transaction. The Company received proceeds totaling $2,257,800, net of offering costs of $202,200. In addition, the Company issued 61,500 Class A Warrants and 61,500 Class B Warrants to vSource1 as a finders fee.

All of the Class A Warrants and Class B Warrants issued in the February 2004 offering are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

In January 2004, the Company sold 1,964,223 shares of its common stock at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share (the “Class A Warrants”), and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share (the Class B Warrants”), expiring on the earlier of fourteen months from the closing date or eight months from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective for an aggregate purchase price of $2,533,850, in a private placement transaction. The Company received proceeds totaling $2,326,481, net of offering costs of $207,369. In addition, the Company issued 117,854 Class A Warrants and 109,015 Class B Warrants to vSource1 as a finders fee.

All of the warrants issued in the January 2004 offering are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted to equal the consideration per share of common stock issued or sold or deemed to have been issued and sold in such dilutive issuance, provided that if such exercise price is adjusted to a $1.00 per share of common stock, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants.

As part of the above financings, the Company agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. If (i) the registration statement is not declared effective prior to the 120th day after the closing date of each financing, (ii) the Company fails to respond to the comments provided by the SEC to its registration statement within ten days of receipt of comments; or (iii) the registration statement has been declared effective by the SEC and it ceases to remain continuously effective until all the registered securities are resold, the Company has agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter. The Company’s registration statement was declared effective by the SEC on September 10, 2004. As settlement for the penalties, the Company issued 319,248 shares of its common stock valued at $353,224 and lowered the exercise price on certain warrants to $1.00 per share and extended the expiration dates, which repricing was valued at $327,171.

The Company issued 312,600 shares of common stock for stock options exercised during 2004 resulting in proceeds totaling $415,262 and 200,581 shares of common stock for stock warrants exercised during 2004 resulting in proceeds totaling $200,581.

The Company issued 575,190 shares of its common stock valued at $857,484 to third parties for consulting services during 2004. The Company measured the transactions at the date of issuance at the quoted market price. There are no performance commitments or penalties for non-performance, therefore, the Company recorded the services at the date of issuance.

Note 9.	Stock Options and Warrants

Stock Option Plans

On March 31, 2000, the directors of the Company approved the 2000 Stock Option Plan (the “2000 Plan”) under which up to 1,000,000 shares of the Company’s common stock may be issued. The 2000 Plan was approved by the Company’s shareholders at its annual shareholder meeting. Under the 2000 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2000 Plan will be granted as determined by the Company’s Board of Directors. The options that may be granted pursuant to the 2000 Plan may be either incentive stock options qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2000 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company’s common stock at the time of grant) of the common stock’s fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company’s Board of Directors. Vesting rights will be fixed by the Company’s Board of Directors provided, however, that an outside director not have the right to exercise more than 50% of the shares granted until six months after the grant date. As of December 31, 2004, incentive stock options to purchase 639,000 shares exercisable at prices ranging from $0.32 to $2.65 per share that vest immediately to over a four-year period were outstanding. As of December 31, 2004, non-qualified stock options to purchase 187,750 shares exercisable at prices ranging from $0.75 to $39.38 per share that vest immediately to over a four-year period were outstanding. Of these amounts, 229,250 options were vested as of December 31, 2004.

On April 16, 2003, the Board of Directors adopted the 2003 Stock Option Plan (the “2003 Plan”), which allows for the issuance of up to 2,000,000 stock options to directors, executive officers, employees and consultants of the Company. The 2003 Plan was approved by the Company’s shareholders at its annual shareholder meeting. Under the 2003 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2003 Plan will be granted as determined by the Company’s Board of Directors. The options that may be granted pursuant to the 2003 Plan may be either incentive stock option qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2003 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company’s common stock at the time of grant) of the common stock’s fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company’s Board of Directors. Vesting rights will be fixed by the Company’s Board of Directors. As of December 31, 2004, incentive stock options to purchase 979,500 shares exercisable at prices ranging from $0.67 to $3.25 per share that vest immediately to over a four-year period were outstanding. As of December 31, 2004, non-qualified stock options to purchase 495,000 shares exercisable at $0.50 per share that vest immediately to over a three-year period were outstanding. Of these amounts, 469,325 options were vested as of December 31, 2004. In addition to the options granted pursuant to the 2003 Plan, the Company issued 364,658 shares of its common stock to outside consultants for services.

On February 10, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which allows for the issuance of up to 2,000,000 stock options to directors, executive officers, employees and consultants of the Company. The 2004 Plan was approved by the Company’s shareholders at its annual shareholder meeting. Under the 2004 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2004 Plan will be granted as determined by the Company’s Board of Directors. The options that may be granted pursuant to the 2004 Plan may be either incentive stock option qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2004 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company’s common stock at the time of grant) of the common stock’s fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company’s Board of Directors. Vesting rights will be fixed by the Company’s Board of Directors. As of December 31, 2004, incentive stock options to purchase 1,205,000 shares exercisable at prices ranging from $0.90 to $3.10 per share that vest over a four-year period were outstanding. There were no nonqualified stock options outstanding as of December 31, 2004, and none of the options outstanding were exercisable. In addition to the options granted pursuant to the 2004 Plan, the Company issued 162,942 shares of its common stock to outside consultants for services.

Stock option activity during the periods indicated is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, January 1, 2003	1,187,083	$5.44
Granted	1,376,800	0.73
Exercised	(573,700)	1.31
Forfeited	--	--
Expired	--	--
Outstanding, December 31, 2003	1,990,183	$3.38
Granted	2,901,500	1.74
Exercised	(312,600)	1.33
Forfeited	(64,500)	0.85
Expired	--	--
Outstanding, December 31, 2004	4,514,583	$2.51
Exercisable, December 31, 2004	1,706,908	$3.79

At December 31, 2004, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.32 to $39.38 and 4.12 years, respectively. The weighted average grant date fair value of the options issued in 2004 and 2003 amounted to $1.74 and $0.73, respectively.

Common Stock Warrants

In connection with the debt (Note 5) and equity (Note 8) fundings, the Company issued warrants to acquire common stock at various prices. The following table summarizes the warrants outstanding as of December 31, 2004:

Exercise Price	Financing Date	Outstanding Warrants	Expiration Date

$0.70	December 2003	26,611	December 2005
$1.00	January 2004	666,859	June 2005
$1.00	February 2004	240,000	June 2005
$1.55	January 2004	381,719	March 2005
$1.89	January 2004	1,296,388	January 2009
$2.50	February 2004	386,500	February 2006
$3.00	February 2004	676,500	February 2009
$1.90	October 2004	150,000	October 2011
$3.05	February 2004	200,000	February 2011
$3.19	February 2004	50,000	February 2011
$3.22	February 2004	40,000	February 2011
Total		4,114,577

All warrants are exercisable at December 31, 2004. The Company has not filed and is not required to file a registration statement for the warrants issued for its December 2003 financing.

Note 10.	Related Party Transactions

Notes payable and accrued liabilities due to officers of the Company at December 31, 2003, consisted of the following:

Note payable to an officer with interest at 7% per annum and principal and interest due July 1, 2004, without collateral.	$81,303

Note payable to an officer with interest at 7% per annum and principal and interest due July 1, 2004, without collateral.	134,400

Accrued liabilities due to officers	36,336
Total	$252,039

Accrued liabilities includes $31,336 of accrued interest related to the notes payable to officers and $5,000 in advances from an officer. During January 2004, the Company repaid the aforementioned notes payable.

Note 10.	Industry Segments

The Company has adopted the provisions of Statements of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). At December 31, 2004, the Company’s four business units, NetView, NewBridge, eLinear and TanSeco, have separate management teams and infrastructures that offer different products and services;.

	For the Year Ended December 31, 2004
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	106,515	21,753,584	1,827,873	377,781	24,065,753
Segment loss	(6,009,770)	(1,356,590)	(878,379)	(187,973)	(8,432,712)
Total assets	1,730,410	4,726,771	1,781,988	1,094,228	9,333,397
Capital expenditures	343,636	295,113	11,286	37,981	688,016
Depreciation andamortization	55,929	66,572	4,703	24,426	151,630

	For the Year Ended December 31, 2003 (Restated)
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	608,370	12,686,133	206,637	--	13,501,140
Segment loss	(717,565)	(216,303)	(88,293)	--	(1,022,161)
Total assets	1,071,083	1,695,284	1,663,329	--	4,429,696
Capital expenditures	--	9,886	--	--	9,886
Depreciation	2,686	15,568	2,036	--	20,290

The accounting policies of the reportable segments are the same. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation expense, accounting changes and non-recurring items.

Note 11.	Income Taxes

eLinear has incurred net losses since the merger with NetView (See Note 3.) and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The valuation allowance increased by approximately $170,000. The cumulative operating loss carry-forward is approximately $6,000,000 and $1,000,000 at December 31, 2004 and 2003, respectively, and will expire in the years 2024 and 2023.

Deferred income taxes consist of the following at December 31, 2004 and 2003:

	December 31,
	2004	2003
Deferred tax assets	$2,000,000	$170,000
Valuation allowance	(2,000,000)	(170,000)
	$--	$--

NetView was an S-Corporation in 2002 and upon the completion of the merger with eLinear (See Note 3.), NetView terminated its S-Corporation status for income tax purposes. The pro forma income tax expense shown in the accompanying financial statements indicates the results as if the Company applied the current policy for income taxes.

Note 12.	Significant Concentration

One customer accounted for approximately 18% of sales for the year ended December 31, 2004. No other customers represented more than 10% of sales of the Company for the year ended December 31, 2004. The Company had three customers which had in excess of 10% of the Company’s accounts receivable balance at December 31, 2004. These customers had 17%, 11% and 10%, respectively, of the Company’s accounts receivable balance.

Note 13.	Restatement

The Company originally filed the financial statements and accounted for the stock issued in the acquisition of NewBridge using an average stock price fifteen days prior to and subsequent to the date of the merger. The Company has revised the average stock price and calculated the purchase price using the stock price on the date of the merger. The balance sheet was restated to increase goodwill and additional paid in capital by $295,500 for the change in the value of the stock.

Note 14.	Subsequent Events - Unaudited

Funding

On February 28, 2005, the Company entered into financing arrangements for a total principal amount of $12 million with Laurus, Iroquois Capital LP (“Iroquois”), RHP Master Fund (“RHP”), Basso Private Opportunity Holding Fund Ltd. (“Basso Private”), and Basso Multi-Strategy Holding Fund Ltd. (“Basso Multi”), collectively, the (“Investors”) in which it issued to: (i) Laurus a convertible secured note in the principal amount of $5,000,000 and a common stock purchase warrant to purchase up to 750,000 shares of Company common stock at an exercise price of $1.25 per share; (ii) Iroquois a convertible secured note in the principal amount of $5,000,000 and a common stock purchase warrant to purchase up to 750,000 shares of Company common stock at an exercise price of $1.25 pre share; (iii) RHP a convertible secured note in the principal amount of $1,000,000 and a common stock purchase warrant to purchase up to 150,000 shares of Company common stock at an exercise price of $1.25 per share; (iv) Basso Private a convertible secured note in the principal amount of $220,000 and a common stock purchase warrant to purchase up to 33,000 shares of Company common stock at an exercise price of $1.25 per share; and (v) Basso Multi a convertible secured note in the principal amount of $780,000 and a common stock purchase warrant to purchase up to 117,000 shares of Company common stock at an exercise price of $1.25 per share. The terms between the Company and each of the respective Investors are substantially similar and the Company has agreed to treat each of the Investors pro rata with respect to this financing, including conversion, redemption and payments thereto.

These notes are secured by all of the Company and its subsidiaries’ assets. The payment of interest and principal, under certain circumstances, may be made with shares of the Company common stock at a conversion price of no less than $1.00 per share. The Company has agreed to register the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Warrants. The Investor Notes will accrue interest at a rate per annum equal to the “prime rate” published in the Wall Street Journal plus seventy five basis points, as may be adjusted. The Company has the ability to prepay any amounts owed under these Investors Notes at 110% of the principal amount.

Under the terms of the Investor Notes and related documents, 20% (including applicable fees) of the principal amount of the Investor Notes was provided to Company for immediate use upon the closing of the Investor Notes (“Amortizing Principal”), the remaining 80% (net of applicable fees) is held in restricted accounts for each respective Investors (“Restricted Account”). The Company is obligated to make monthly payments, either in cash or stock as determined by the Investor Notes, beginning on June 1, 2005 for the Amortizing Principal, plus applicable interest (the “Monthly Payment”). The Monthly Payment will be made (i) automatically by a conversion in stock at a “Fixed Conversion Price”, (ii) at the discretion of the Company at a reduced conversion price, or (iii) in cash paid by the Company at 110% of the Monthly Payment. The Monthly Payments shall be automatically made in Company common stock at the Fixed Conversion Price if (i) the shares of the Company common stock underlying the shares of the Investor Notes are registered; and (ii) the average trading price of the Company common stock for the five days preceding the Monthly Payment is greater than 110% of the Fixed Conversion Price. If the Monthly Payment is not automatically converted into shares of Company common stock because the average trading price of the Company common stock for the five trading days prior to the due date of the Monthly Payment is less than 110% of the Fixed Conversion Price, the Company may, at its discretion, make the Monthly Payment in Company common stock at a conversion price equal to 85% of the average trading price of the Company common stock for the five lowest closing days for the 22 trading days prior to the Company’s notice, but in no case shall the conversion price be less than $1.00. As of February 28, 2005 the Fixed Conversion Price is $1.00, subject to adjustment, but in no case less than $1.00.

The Company will receive cash disbursements (less applicable accrued interest) for the amounts held in the Restricted Account after (i) the Amortizing Principal, plus interest, is paid in full, (ii) the shares of the Company common stock underlying the Investor Notes are registered; and (iii) either the Company or the Investor converts any amounts held in the Restricted Accounts into shares of the Company’s common stock. If the Company converts the amounts held in the Restricted Account, the amounts shall be converted at either (i) a price equal to 85% of the average of the five lowest closing prices of the Company common stock during the 22 trading days immediately prior to the date of a respective repayment notice if the average closing price of the Company common stock is less than 110% of the Fixed Conversion Price, but in no instance may such shares by converted for less than $1.00; or (ii) at the Fixed Conversion Price, if the average closing price of the Company common stock for the five consecutive trading days immediately preceding the respective repayment notice is greater than or equal to 115% of the Fixed Conversion Price.

The Investors may convert all or any portion of the principal amounts of their respective Investor Notes, including any accrued interest or fees thereon at the Fixed Conversion Price.

Notwithstanding the foregoing, the Company’s right to issue shares of its common stock in payment of obligations under the Investor Notes shall be subject to the limitation that the number of aggregate shares of common stock issued to each Investor shall not exceed 25% of the aggregate dollar trading volume of the Company common stock for the 22 trading days immediately preceding the date on which the conversion is to occur. Furthermore, the Investors are not entitled to convert their respective Investor Notes; if the aggregate Investors beneficial ownership of the Company’s common stock would exceed pro rata 19.99% of the outstanding shares of common stock of the Company at the time of the conversion.

The warrants issued pursuant to this funding are exercisable by the Investors until February 28, 2012, at $1.25 per share of Company common stock. The warrants are exercisable immediately.

In conjunction with the Investor Notes, the Investors were paid a fee of $113,500 and received a seven-year warrant to purchase up to a total of 1,800,000 shares of the Company’s common stock at a price $1.25 per share. The warrants, which are exercisable immediately, were valued at $1,283,479 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to the Investors were recorded as a discount to the Investor Notes and are being amortized over the term of the loan using the effective interest method.

The credit facility is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $1,003,201 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the Investor Notes and is being amortized over the term of the loan using the effective interest method. In the event the Investors convert the Investor Notes prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

The Company has agreed to file a registration statement with the Securities and Exchange Commission within a definitive period of time not to exceed 45 days from February 28, 2005, in order to register the resale of the shares of common stock underlying the Investor Notes and the shares issuable upon exercise of the Warrants. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to 105 days from February 28, 2005, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 1.25% of the principal amount of the Investor Notes per month.

Stock Option Plan

On December 21, 2004, the Board of Directors adopted the 2005 Stock Option Plan (the “2005 Plan”), which allows for the issuance of up to 4,000,000 stock options to directors, executive officers, employees and consultants of the Company. The 2005 Plan must be approved by the Company’s shareholders before any stock options may be issued pursuant to the 2005 Plan. Under the 2005 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2005 Plan will be granted as determined by the Company’s Board of Directors. The options that may be granted pursuant to the 2005 Plan may be either incentive stock options qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2005 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company’s common stock at the time of grant) of the common stock’s fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company’s Board of Directors. Vesting rights will be fixed by the Company’s Board of Directors. As of December 31, 2004, there were no options outstanding under the 2005 Plan.

Related Party Transaction

On February 18, 2005, the Company borrowed $135,000 from Tommy Allen, vice chairman of the Company. This loan was repaid on March 8, 2005.

FINANCIAL STATEMENTS FOR THE QUARTER ENDED JUNE 30, 2005

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash	$361,751	$898,869
Cash in restricted account	504,580	504,580
Accounts receivable, net of allowance of $355,303 at June 30, 2005 and $311,569 at December 31, 2004, respectively	5,977,203	5,010,733
Inventory	812,222	446,446
Other current assets	143,741	126,316
Total current assets	7,799,497	6,986,944
Property and equipment, net	741,460	805,798
Other assets:
Goodwill	1,100,000	1,100,000
Deferred financing costs, net	101,800	132,346
Contract rights, net	202,295	273,693
Deposits	45,220	34,616
Total other assets	1,449,315	1,540,655
Total assets	$9,990,272	$9,333,397

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$1,880,215	$1,266,738
Line of credit - revolver	3,700,219	2,784,543
Accrued liabilities	2,117,715	1,049,974
Notes payable and rescission liability	2,736,000	--
Unamortized debt discounts	(2,431,955)
Total current liabilities	8,002,154	5,101,255
Long-term debt, net	387,997	1,399,397
Shareholders' equity:
Preferred stock, $.02 par value, 10,000,000 shares authorized, none issued	--	--
Common stock, $.02 par value, 100,000,000 shares authorized, 23,913,281 and 21,622,598 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	478,266	432,452
Additional paid-in capital	16,908,122	12,228,744
Accumulated deficit	(15,786,267)	(9,828,451)
Total shareholders’ equity	1,600,121	2,832,745
Total liabilities and shareholders' equity	$9,990,272	$9,333,397

See accompanying notes to unaudited consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue:
Products	$7,616,038	$4,861,464	$12,476,480	$8,818,089
Services	1,584,273	469,545	2,209,853	687,998
Other	38,897	--	65,150	--
Total revenue	9,239,208	5,331,009	14,751,483	9,506,087

Cost of revenue:
Products	6,683,329	3,962,931	10,953,668	7,477,079
Services	835,771	569,981	1,165,189	770,595
Cost of revenue	7,519,100	4,532,912	12,118,857	8,247,674
Gross profit	1,720,108	798,097	2,632,626	1,258,413

Operating expenses:
Selling, general and administrative expenses:
Payroll and related expenses	1,792,084	1,048,114	3,598,827	1,583,112
Office administration	368,005	491,151	738,747	720,245
Professional services	538,077	90,213	948,841	391,204
Impairment of goodwill	--	--	--	451,925
Other	830,127	727,467	2,225,033	1,099,628
Total selling, general and administrative	3,528,293	2,356,945	7,511,448	4,246,114
Depreciation and amortization	144,217	22,179	277,268	30,684
Total operating expenses	3,672,510	2,379,124	7,788,716	4,276,798

Loss from operations	(1,952,402)	(1,581,027)	(5,156,090)	(3,018,385)

Other income (expense):
Interest expense	(647,604)	(669,218)	(880,038)	(712,490)
Interest income and other	59,556	10,635	78,312	10,635
Total other income (expense)	(588,048)	(658,583)	(801,726)	(701,855)
Net loss	$(2,540,450)	$(2,239,610)	$(5,957,816)	$(3,720,240)

Net loss per share:
Basic and diluted	$(0.11)	$(0.11)	$(0.26)	$(0.20)

Weighted average number of common shares outstanding:
Basic and diluted	22,999,600	20,546,234	22,591,271	18,736,127

See accompanying notes to unaudited consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(Unaudited)

	2005	2004

Cash flows from operating activities:
Net loss	$(5,957,816)	$(3,720,240)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	307,807	30,684
Impairment of goodwill	--	451,920
Bad debt expense	43,734	46,000
Amortization of debt discounts	371,688	626,124
Stock and stock option based compensation	1,148,070	603,608
Extension of warrant expiration date	27,871	--
Changes in assets and liabilities:
Accounts receivable	(1,010,204)	(2,634,347)
Inventory	(365,776)	(85,800)
Other current assets	(17,425)	--
Accounts payable	613,477	(405,383)
Payable to officers	--	(36,336)
Accrued liabilities	1,138,663	405,244
Other	--	1,980
Net cash used in operating activities	(3,699,911)	(4,716,546)
Cash flows from investing activities:
Purchase of property and equipment	(141,525)	(310,794)
Certificate of deposit	--	(506,032)
Cash in restricted account	--	(500,000)
Deposits	(10,604)	(15,435)
Net cash used in investing activities	(152,129)	(1,332,261)
Cash flows from financing activities:
Repayment of notes payable due to officers	--	(215,703)
Proceeds from financing agreement	2,736,000	2,780,500
Payment of up-front financing costs	(449,484)	(273,000)
Borrowings (repayment) of financing agreement	915,656	(444,759)
Proceeds from exercise of stock options	112,750	345,594
Proceeds from sale of common stock, net	--	4,586,103
Net cash provided by financing activities	3,314,922	6,778,735
Net increase (decrease) in cash	(537,118)	729,928
Cash and cash equivalents, beginning of period	898,869	554,483
Cash and cash equivalents, end of period	$361,751	$1,284,411

Supplemental cash flow disclosures:
Interest paid	$185,116	$110,569
Supplemental non-cash disclosures:
Debt converted into equity	$1,150,000	$--

See accompanying notes to unaudited consolidated financial statements.

eLINEAR, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005

Note 1.	Organization and Nature of Business

Statement of Information Furnished

The accompanying unaudited consolidated financial statements of eLinear, Inc. and Subsidiaries (the “Company” or “eLinear”) have been prepared pursuant to the rules and regulations for interim financial information and the instructions to Form 10-QSB and Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2005, and the results of operations and cash flows for the three and six months ended June 30, 2005 and 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue, and expenses during the reporting period. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Stock Options

At June 30, 2005, the Company had stock-based compensation plans, which are more fully described in Note 9 in the Company’s Annual Report on Form 10-KSB. In addition, on December 21, 2004, the Board of Directors adopted the 2005 Stock Option Plan (the “2005 Plan”), which allows for the issuance of up to 4,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success. The 2005 Plan was approved by the Company’s shareholders on June 2, 2005. As of June 30, 2005, there were 520,000 incentive stock options outstanding under the 2005 Plan at exercise prices ranging from $0.73 to $1.10 per share, vesting over a four year period and expiring five years from the date of grant and 150,000 non-qualified stock options outstanding issued to the Company’s CEO at an exercise price of $0.10 per share, immediately exercisable and expiring in December 2009.

The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. During the six months ended June 30, 2005, the Company recorded $50,015 of stock-based compensation expense for stock options issued to employees which is reflected in the net loss for the six month period ended June 30, 2005, because certain options granted had exercise prices less than the market value of the underlying common stock on the date of the grant. In addition, the Company recorded stock based compensation expense totaling $176,618 related to options issued to non-employees and its CEO which vested during the period. The options were expensed based on the fair value calculated using the Black Scholes pricing model using the following assumptions: 86% volatility, four year life, 1.5% discount rate and 0% dividend yield.

The following table illustrates the effect on net income and earnings per share if eLinear had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Six Months Ended June 30,
	2005	2004

Net loss, as reported	$(5,957,816)	$(3,720,240)
Add: Stock-based employee compensation included in reported net loss	50,015	3,246
Stock based compensation under fair value method	(642,818)	(121,246)
Pro forma net loss	$(6,550,619)	$(3,838,240)

Net loss per share:
Basic and diluted - as reported	$(0.26)	$(0.20)
Stock based compensation under fair value method	(0.03)	(0.01)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 86%, risk-free interest rate of 1.5%, and expected life of 48 months.

Note 2.	Impairment

As of June 30, 2005, the Company had $1,100,000 of goodwill resulting from the acquisition of NewBridge. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. In March 2004, the Company recorded impairment expense totaling $451,920 related to 100% of the goodwill recorded with the 2003 NetView acquisition. In March 2004, the consulting services business segment lost its largest consulting contract and the other operations that had been acquired in the acquisition had declined due to the loss of a key employee after the acquisition. Based on projected estimated future cash flows from that business segment, management determined a full impairment charge was required. In September 2004, the Company performed a valuation analysis of the discounted projected estimated future cash flows of NewBridge and the Company elected to write down a portion of the goodwill related to NewBridge of $391,114. Due to the large amount of goodwill presently on the Company’s financial reports, if an impairment is required, the Company’s financial condition and results of operations would be negatively affected.

Note 3.	Credit Facilities

February 2004 Funding

In February 2004, the Company obtained a secured revolving note with Laurus Master Fund, Ltd. (“Laurus”). Under the terms of the agreement, the Company can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured note totaling $2,000,000 (“term note”) and a revolving credit facility totaling $3,000,000 (“revolver”) based on eligible accounts receivable.

Line of Credit - Revolver

The Laurus revolver provides for borrowings of up to the lesser of; (i) $3 million or (ii) 90% of the Company’s eligible accounts receivable. The Company borrowed $1,000,000 under the revolving facility on the date of the agreement. The revolving credit facility has a term of three years and accrues interest on outstanding balances at the rate of prime (6.00% as of June 30, 2005) plus 0.75% (with a minimum rate of 4.75%). The Company is permitted to go over its borrowing limit, which is referred to as getting an “overadvance,” if the Company gets the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, the Company was not required to pay this interest amount on any overadvances. In October 2004, Laurus agreed to fund an additional $500,000, which loan was not deemed an overadvance. This credit facility is secured by all of the Company’s assets. In consideration for the issuance of seven-year warrants to purchase 150,000 shares of the Company’s common stock at $1.90 per share and the forgiveness of penalties owed to Laurus in the approximate amount of $153,000 as of October 31, 2004, the Company agreed in October 2004 to reduce the conversion price of the credit facility from $2.91 to $1.00 per share. The Company recorded $338,925 of interest expense in the fourth quarter of 2004 for this beneficial conversion feature. At the option of the holder, the outstanding balance on the credit facility can be converted into shares of Company common stock at a conversion price of $1.00 per share. The Company has the ability to prepay any amounts owed under this credit facility at 115% of the principal amount. As amounts are drawn on this line of credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. The Company paid back the $1,000,000 revolver during the quarter ended June 30, 2004. As of June 30, 2005, the Company had $3,700,219 outstanding under the revolver.

Term Note

The term note has a term of three years. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the term note with shares of its common stock at the fixed conversion price of $1.00 per share, provided that the shares are registered with the Securities and Exchange Commission or with cash at 115% of the outstanding balance. Laurus also has the option to convert all or a portion of the term note into shares of the Company’s common stock at any time, subject to certain limitations, at a fixed conversion price of $1.00 per share. In May 2005, the Company allowed Laurus to convert $200,000 principal amount at $0.59 per share into 340,020 shares of common stock. In June 2005, the Company allowed Laurus to convert $125,000 principal amount at $0.90 per share into 138,889 shares of common stock. During the six months ended June 30, 2005, Laurus was issued 1,303,909 shares for this conversion feature and reduced the principal amount of the note by $1,150,000. The term note is secured by a blanket lien on all of the Company’s assets. As of June 30, 2005, the Company had $850,000 outstanding under the term note.

In conjunction with the Laurus credit facility, Laurus was paid a fee of $219,500 and received a seven-year warrant to purchase up to a total of 440,000 shares of the Company’s common stock at prices ranging from $1.90 to $3.22 per share. The warrants, which are exercisable immediately, were valued at $529,338 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to Laurus were recorded as a discount to the term note and are being amortized over the term of the loan using the effective interest method.

The credit facility is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $510,282 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and is being amortized over the term of the loan using the effective interest method. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

In addition to the $219,500 fee paid to Laurus, the Company paid $273,000 in finder’s fees to vSource Capital. The $273,000 was capitalized as deferred financing costs and is being amortized using the effective interest method over the term of the loan agreement.

During the quarter ended June 30, 2004, the Company paid back the original $1,000,000 it had drawn under the revolver during the quarter ended March 31, 2004. Therefore, the Company expensed one third of the discounts recorded in connection with the credit facility on the date the funds were repaid resulting in additional non-cash interest expense of approximately $420,000 during the quarter ended June 30, 2004.

The following table illustrates the borrowings and repayments made by the Company and the beneficial conversion features and amortization on the Laurus credit facility through June 30, 2005:

Original loan draw down amount	$3,000,000
Add: Net amount of borrowings	1,825,198
Face value of amount borrowed	4,825,198
Conversion to equity	(275,000)
Fee paid to Laurus	(219,500)
Beneficial conversion amount	(1,039,620)
Amortization of debt discounts	797,138
Laurus debt, net as of June 30, 2005	$4,088,216

As part of the above credit facility, the Company agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of its agreement with Laurus required it to file the registration statement and have the registration statement declared effective by a definitive period of time, not to exceed 150 days from February 23, 2004, or within 15 days of the Company’s previous registration statement being declared effective by the SEC, whichever is earlier. The Company’s previous registration statement was declared effective on September 10, 2004. The Company failed to meet this deadline and as compensation to Laurus, the Company agreed to reduce the conversion price of the credit facility from $2.91 per share to $1.00 per share. In consideration for the issuance of seven-year warrants to purchase 150,000 shares of the Company’s common stock at $1.90 per share, Laurus forgave approximately $153,000 in penalties. Laurus is limited to owning or beneficially owning a maximum of 4.99% of the Company’s outstanding shares of common stock. In addition, each time the Company borrows $2 million under the credit facility, the Company will be required to file an additional registration statement covering the possible conversion of that amount of the note. The Company’s registration statement filed with the SEC to register the conversion shares and shares underlying the warrants was declared effective by the SEC on December 30, 2004. The Company is not obligated at any time to repurchase any portion of the Laurus conversion shares nor the shares underlying the warrants.

Textron Financial Corporation Credit Facility

During February 2004, the Company retired its $1,000,000 line of credit with Textron Financial Corporation with the proceeds from the Laurus credit facility and entered into a new $500,000 credit facility with Textron collateralized with a $500,000 letter of credit.

February 2005 Funding

On February 28, 2005, the Company entered into financing arrangements to receive up to a total principal amount of $12 million with Laurus, Iroquois Capital LP (“Iroquois”), RHP Master Fund (“RHP”), Basso Private Opportunity Holding Fund Ltd. (“Basso Private”), and Basso Multi-Strategy Holding Fund Ltd. (“Basso Multi”), (collectively, the “Investors”) in which it initially received $2,736,000 in cash and the ability upon certain conditions to receive the remaining amount of the total financing of $9,264,000, such financing as been subsequently amended. The $9,264,000 is held in restricted accounts at the sole dominion and control of each respective Investor. The Company may only receive the amounts (less applicable accrued interest) held in the restricted account after (i) the initial amount received, plus interest, is paid in full, (ii) the shares of the Company common stock underlying the notes are registered; and (iii) either the Company or the Investor converts any amounts held in the Restricted Accounts into shares of the Company’s common stock.  If the Company converts the amounts held in the restricted account, the amounts shall be converted at either (i) a price equal to 85% of the average of the five lowest closing prices of the Company common stock during the 22 trading days immediately prior to the date of a respective repayment notice if the average closing price of the Company common stock is less than 110% of the Fixed Conversion Price, but in no instance may such shares by converted for less than $1.00; or (ii) at the Fixed Conversion Price if the average closing price of the Company common stock for the five consecutive trading days immediately preceding the respective repayment notice is greater than or equal to 115% of the Fixed Conversion Price.

Under the terms of these notes and related documents, the is Company is obligated to make monthly interest payments for interest accrued on the initial $2,736,000, the interest begins accruing on April 1, 2005. The Company is obligated to make monthly payments, either in cash or stock as determined by the terms of the notes, beginning on June 1, 2005 for the initial $2,736,000, plus applicable interest (the “Monthly Payment”). The Monthly Payment will be made (i) automatically by a conversion in stock at a $1.00 per share, (ii) at the discretion of the Company at a reduced conversion price, or (iii) in cash paid by the Company at 101% of the Monthly Payment.

In addition to the notes the Company issued 1,800,000 warrants to the Investors. The warrants are exercisable by the Investors until February 28, 2012, at $1.25 per share of Company common stock. All of the warrants are immediately exercisable with no requirement to return to the Company should the initial $2,736,000 is not be paid in full.

These notes are secured by all of the Company and its subsidiaries’ assets.

In conjunction with the notes, the Investors were paid a fee of $449,484. The warrants, which are exercisable immediately, were valued at $1,283,479 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to the Investors were recorded as a discount to the notes and are being amortized over the term of the loan using the effective interest method.

The credit facility is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $1,003,201 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the notes and is being amortized over the term of the loan using the effective interest method. In the event the Investors convert the notes prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

The Company filed a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the notes and the shares issuable upon exercise of the Warrants During June 2005, the Securities and Exchange Commission notified the Company that it believed the filing of this registration statement violated Section 5 of the Securities Act. If a violation of Section 5 occurred, the Investors related to the February 2005 funding have obtained the right to require the Company to repay to the Investors the original amount of the notes of $2,736,000 plus interest from the initial date of funding for a period of one year following the date of the violation. The Company has recorded $2,736,000 as a current liability identified as “Notes payable and rescission liability” on its balance sheet as of June 30, 2005; as such amount was funded to the Company in immediately available funds and is recorded as a current liability.

The following table illustrates the borrowings made by the Company, the fees paid, the value of the warrants issued and the beneficial conversion feature and amortization of such amounts, pursuant to the February 2005 funding as of June 30, 2005:

Original loan amount	$2,736,000
Fees paid	(449,484)
Amortization of fees	49,943
Beneficial conversion amount	(1,003,201)
Amortization of beneficial conversion amount	111,467
Debt discount for warrants issued	(1,283,299)
Amortization of debt discounts	142,619
Debt, net as of June 30, 2005	$304,045

See “Note 9. Subsequent Events” for a discussion of the July 14, 2005 amendment to the February 28, 2005 financing.

Note 4.	Common Stock

The Company issued 1,303,909 shares of common stock to Laurus during the six months ended June 30, 2005 for conversion of $1,150,000 principal amount of Laurus’ long-term debt.

The Company issued 105,000 shares of common stock for stock options exercised during the six months ended June 30, 2005 resulting in proceeds totaling $112,750.

The Company issued 881,776 shares of its common stock valued at $921,437 to third parties for consulting services during the six months ended June 30, 2005. The Company measured the transactions at the date of issuance at the quoted market price. There are no performance commitments or penalties for non-performance, therefore, the Company recorded the services at the date of issuance.

Note 5.	Common Stock Warrants

In connection with its debt and equity fundings, the Company has issued warrants to acquire common stock at various prices with various expiration dates. The following table summarizes the warrants outstanding as of June 30, 2005:

Exercise Price	Financing Date	Outstanding Warrants	Expiration Date

$0.70	December 2003	26,611	December 2005
$1.00	January 2004	666,859	August 2005
$1.00	February 2004	240,000	August 2005
$1.55	January 2004	381,719	August 2005
$1.89	January 2004	1,296,388	January 2009
$2.50	February 2004	386,500	February 2006
$3.00	February 2004	676,500	February 2009
$3.05	February 2004	200,000	February 2011
$3.19	February 2004	50,000	February 2011
$3.22	February 2004	40,000	February 2011
$1.90	October 2004	150,000	October 2011
$1.25	February 2005	1,800,000	February 2012
Total		5,914,577

All warrants are exercisable at June 30, 2005. The Company has not filed and is not required to file a registration statement for the warrants issued for its December 2003 financing, which warrants expire in December 2005.

Note 6.	Industry Segments

The Company has adopted the provisions of Statements of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). At June 30, 2005, the Company’s four business units, NetView, NewBridge, eLinear and TanSeco, have separate management teams and infrastructures that offer different products and services;.

	For the Three Months Ended June 30, 2005
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	27,861	6,347,098	1,642,925	1,221,324	9,239,208
Segment profit (loss)	(2,697,254)	387,923	100,030	(331,149)	(2,540,450)
Total assets	10,841,087	4,570,493	1,711,689	2,201,925	19,325,194
Capital expenditures	9,448	23,833	--	40,155	73,436
Depreciation and amortization	30,589	34,603	1,476	77,549	144,217

	For the Six Months Ended June 30, 2005
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	33,073	10,725,479	1,962,377	2,030,554	14,751,483
Segment profit (loss)	(5,310,501)	(107,947)	70,994	(610,362)	(5,957,816)
Total assets	10,841,087	4,570,493	1,711,689	2,201,925	19,325,194
Capital expenditures	37,177	48,306	--	56,042	141,525
Depreciation and amortization	55,521	67,521	2,952	151,274	277,268

	For the Three Months Ended June 30, 2004
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	220	4,773,855	556,934	--	5,331,009
Segment loss	(1,869,568)	(352,527)	(17,515)	--	(2,239,610)
Total assets	3,469,416	4,848,968	528,379	--	8,846,763
Capital expenditures	136,844	122,598	552	--	259,994
Depreciation and amortization	8,676	13,310	193	--	22,179

	For the Six Months Ended June 30, 2004
Dollars ($)	Consulting Services	Network and Storage Solutions	Communications Deployment	Security Solutions	Consolidated
Revenue	47,165	8,730,480	728,442	--	9,506,087
Segment loss	(3,142,861)	(447,030)	(130,349)	--	(3,720,240)
Total assets	3,469,416	4,848,968	528,379	--	8,846,763
Capital expenditures	152,219	157,458	1,117	--	310,794
Depreciation and amortization	11,397	17,469	1,818	--	30,684

The accounting policies of the reportable segments are the same. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation expense, accounting changes and non-recurring items.

Note 7.	Significant Concentration

One customer accounted for approximately 17.8% of sales for the six months ended June 30, 2005. No other customers represented more than 10% of sales of the Company for the six months ended June 30, 2005. The Company did not have any customers which had in excess of 10% of the Company’s accounts receivable balance at June 30, 2005.

Note 8.	Restricted Cash

In conjunction with the Company’s credit facility with Textron Financial Corporation, the Company was required to deposit $500,000 in a restricted cash account and issue Textron a $500,000 letter of credit.

Note 9.	Subsequent Event

On July 14, 2005, the Company amended that 2005 financing arrangement, entered into on February 28, 2005, for a total principal amount of $12 million with the Investors. The supplement modifies the February 2005 financing arrangement by (i) releasing all the funds held in the restricted account, of which $7,200,000 was paid to the respective Investors without penalty and the remaining amount, approximately $2,138,921, held in the restricted account was funded to the Company; (ii) amending and restating the notes issued pursuant to the February 2005 financing arrangement with the new total principal amount of $5,054,567 that included (x) the twenty percent (20%) (including applicable fees) of the February 2005 financing funded to the Company in February 2005; (y) the funds released from the restricted accounts to the Company pursuant to the supplement; and (z) the interest accrued on the funds held in the restricted account from March 2005 until July 14, 2005; (iii) granting the Investors a right to participate in their pro rata portion of 60% of any future financing of the Company for one year; and (iv) issuing warrants exercisable after January 14, 2006 at exercise prices ranging from $1.50 to $1.75 per share into an aggregate of 991,667 shares of common stock to Iroquois, RHP, Basso Private and Basso Multi. The terms between the Company and each of the respective Investors are substantially similar.

The new notes are secured by all of the Company and its subsidiaries’ assets. The payment of interest and principal, under certain circumstances, may be made with shares of the Company common stock at a conversion price of no less than $1.00 per share. The new notes will accrue interest at a rate per annum equal to the “prime rate” published in the Wall Street Journal plus seventy five basis points, as may be adjusted. The Company has the ability to prepay any amounts owed under these new notes at 115% of the principal amount. The Company is obligated to make monthly payments, either in cash or stock as determined by the new notes, beginning on August 1, 2005 for the total principal of the new notes, plus applicable interest (the “Monthly Payment”). The Monthly Payment will be made (i) automatically by a conversion in stock at a “Fixed Conversion Price”, (ii) at the discretion of the Company at a reduced conversion price, but no less than $1.00, or (iii) in cash paid by the Company at 101% of the Monthly Payment. The Monthly Payments shall be automatically made, subject to volume limitation, in Company common stock at the Fixed Conversion Price if (i) the shares of the Company common stock underlying the shares of the notes are registered; and (ii) the average trading price of the Company common stock for the five days preceding the Monthly Payment is greater than 110% of the Fixed Conversion Price. If the Monthly Payment is not automatically converted into shares of Company common stock because the average trading price of the Company common stock for the five trading days prior to the due date of the Monthly Payment is less than 110% of the Fixed Conversion Price, the Company may, at its discretion, make the Monthly Payment in Company common stock at a conversion price equal to 85% of the average trading price of the Company common stock for the five lowest closing days for the 22 trading days prior to the Company’s notice, but in no case shall the conversion price be less than $1.00. The Fixed Conversion Price is $1.00, subject to adjustment, but in no case reduced to less than $1.00.

The Investors may convert all or any portion of the principal amounts of their respective new notes, including any accrued interest or fees thereon at the Fixed Conversion Price.

Notwithstanding the foregoing, the Company’s right to issue shares of its common stock in payment of obligations under the new notes shall be subject to the limitation that the number of aggregate shares of common stock issued to each Investor shall not exceed 25% of the aggregate dollar trading volume of the Company common stock for the 22 trading days immediately preceding the date on which the conversion is to occur.

The Investors may not exercise the warrants issued pursuant to the Supplement until January 14, 2006 and are exercisable until January 14, 2013, of which 466,667 of the warrants are exercisable at $1.50 and 525,000 are exercisable at $1.75. The warrants were valued at $632,707 using a modified Black-Scholes option pricing model. The value of these warrants will be recorded as a discount to the new notes and will be amortized over the remaining term of the loan (31 months) using the effective interest method.

The new notes are considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $538,032 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature will also be recorded as a discount to the notes and will be amortized over the remaining term of the loan (31 months) using the effective interest method. In the event the Investors convert the notes prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

The following table illustrates the borrowings made by the Company and the beneficial conversion features and amortization on this funding as of July 14, 2005:

New loan on July 14, 2005	2,318,567
Beneficial conversion amount	(538,032)
Debt discount for warrants issued	(632,707)
Debt, net as of July 14, 2005	$1,147,828

The Company has agreed to file a registration statement with the Securities and Exchange Commission by August 13, 2005 in order to register the resale of the shares of common stock underlying the new notes, the shares issuable upon exercise of the warrants issued in February 2005, and the warrants issued in connection with the Supplement. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to October 27, 2005, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 1.25% of the principal amount of the new notes per month; except that the Company will only have to pay 50% of the liquidated damages if the registration statement is not declared effective by the Securities and Exchange Commission under certain circumstances.

7,846,234 Shares

eLinear, Inc.

Prospectus

Shares

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until ninety days after the effective date of this registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as managing placement agents and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 24. Indemnification of directors and officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The certificate of incorporation of eLinear limits the liability of directors to eLinear or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director’s office.

The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the company and its stockholders.

eLinear has also entered into Indemnification Agreements with its executive officers and directors. These agreements include provisions meant to facilitate the indemnities’ receipt of benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by eLinear.

SEC registration fees	$0
Legal fees	$20,000
Accounting fees	$5,000
Total	$25,000

Item 26.	Recent Sales of Unregistered Securities

The following transactions were completed pursuant to either Section 4(2) of the Securities Act or Regulation D of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about eLinear or had access, through employment or other relationships, to such information, and eLinear determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

With respect to issuances made pursuant to Regulation D of the Securities Act, eLinear determined that each purchaser was an “accredited investor” as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

II-1

Except as otherwise noted, all sales of the Company’s securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

In March and September 2002, eLinear sold 99,000 shares of its common stock to one sophisticated investor for a total of $70,800.

In July 2002, eLinear issued 5,000 shares of its common stock to a former chief executive officer.

In November 2002, eLinear issued J. Leonard Ivins, a director, 25,625 shares of its common stock for payment of services and expenses, and issued a former employee 4,166 shares of its common stock for payment of services.

In April 2003, eLinear completed the acquisition of all of the issued and outstanding shares of NetView Technologies, Inc. (“NetView”). Pursuant to the transaction, eLinear issued an aggregate of 12,961,979 shares to the five stockholders of NetView. In April 2003, eLinear issued 25,000 shares of its common stock for payment of legal services. In April 2003, eLinear issued 134,750 shares of its common stock to five holders of its warrants in exchange for their termination of such warrants. The warrant holders were sophisticated investors.

In July 2003, NewBridge Technologies, Inc. (“NewBridge”) was acquired by eLinear. eLinear issued 850,000 shares of its common stock and an option to purchase 300,000 shares of common stock at exercise prices ranging from $0.50 to $1.70 per share to two stockholders of NewBridge in exchange for all of the outstanding common stock of NewBridge.

In August 2003, eLinear issued 5,000 shares of its common stock to a consultant for services.

Between September and December 2003, eLinear completed a private placement transaction in which it issued an aggregate of 1,330,564 shares of common stock for an aggregate purchase price of $931,395. eLinear used the services of NevWest Securities Corporation, a registered broker-dealer, as placement agent to assist it in this private placement, which received sales commission of between 7-10% of the gross proceeds of the offering, as well as warrants to purchase 26,611 shares of eLinear common stock at an exercise price of $0.70 per share.

In October 2003, eLinear issued 66,000 shares of its common stock to an entity and a natural person for investor relations services. In January and February 2004, eLinear issued 96,190 shares of its common stock to three entities and a natural person for investor relations services. The parties were sophisticated persons.

In January 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,964,225 shares of common stock, at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of March 2005 or eight months from the date this registration statement becomes effective.

In February 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,230,000 shares of common stock, at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of February 2006 or one year from the date this registration statement becomes effective.

In February 2004, eLinear entered into a revolving credit facility with an accredited investor. Payment of interest and principal can, under certain circumstances, be made with shares of eLinear common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, eLinear issued a seven-year warrant to purchase 290,000 shares of our common stock at exercise prices ranging from $3.05 to $3.32 per share.

In March 2004, eLinear issued 3,000 shares of its common stock to an individual for consulting services. The individual was a sophisticated person.

In March 2004, eLinear issued 50,000 shares of its common stock to an entity for legal services. The party was a sophisticated person.

In April and May 2004, the Company issued a total of 7,500 shares of its common stock to an individual for consulting services. The individual was a sophisticated person.

During September 2004, the Company issued 179,558 shares to two companies for consulting services.

On December 6, 2004, we issued 37,500 shares of common stock to a third party in consideration of a settlement in a dispute of a consulting contract valued at $60,000 pursuant to the exemption provided by Section 4(2) of the Securities Act.

In December 2004, the Company issued 319,248 shares of common stock to certain investors as forgiveness of penalties of $353,224 associated with the delay in obtaining effectiveness of a company registration statement.

During January 2005, the Company issued 76,916 shares to two companies and one individual for consulting services valued at $90,000.

During February 2005, the Company issued 125,000 shares to a company for consulting services valued at $125,000.

During March 2005, the Company issued 300,000 shares to a company and an individual for consulting services valued at $297,000.

During the quarter In February 2005, eLinear entered into Securities Purchase Agreements with 5 accredited investors, as amended in July 2005, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 5,054,567 shares of common stock, at a price of at least $1.00 per share, together with seven-year warrants to purchase an aggregate of 1,800,000 shares of common stock at an exercise price of $1.25 per share, seven-year warrants exciserable after January 14, 2006 to purchase an aggregate of 466,667 shares of common stock at an exercise price of $1.50 per share, and seven-year warrants exciserable after January 14, 2006 to purchase an aggregate of 525,000 shares of common stock at an exercise price of $1.75 per share,

In July 2005, Secure Voice Communications, Inc. (“SCVI”) was acquired by eLinear. eLinear issued 158,845 shares of its common stock to the stockholder of SVCI in exchange for all of the outstanding common stock of SVCI.

Item 27.	Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant’s Current Report on Form 8-K, dated October 25, 1999)

2.2
Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant’s Annual Report on form 10-KSB, dated April 15, 2002)

3.1	Articles of Incorporation of Registrant (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
3.2	Bylaws of Registrant (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
3.3
Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant’s Form 10-QSB for the period ended June 30, 2000)
Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)

4.1	Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
5.1	Opinion of Brewer & Pritchard, PC
10.1	Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant’s Annual Report on Form 10-KSB, dated April 15, 2003) *
10.2	2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant’s Definitive Proxy Statement on Schedule 14A, dated June 30, 2000) *
10.3	Amendment No. 1 to Registrant’s 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant’s Form S-8, dated July 31, 2001) *
10.4	Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form S-8, dated January 14, 2003) *
10.5	Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant’s Form 10-QSB filed with the Commission on October 24, 2000)
10.6
Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K, dated January 28, 2004)

10.7
Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K, dated January 28, 2004)

10.8
Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K, dated January 28, 2004)

10.9
Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K, dated January 28, 2004)

10.10	Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004) *
10.11
Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.13 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.12
Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.13
Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.14
Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.15
Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant’s Form 8-K, dated February 26, 2004)

10.16
Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant’s Form 8-K, dated February 26, 2004)

10.17
Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant’s Form 8-K, dated February 26, 2004)

10.18
Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant’s Form 8-K, dated February 26, 2004)

10.19
Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant’s Form 8-K, dated February 26, 2004)

10.20	eLinear, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated October 15, 2004) *
10.21	Employment Agreement dated January 15, 2005, with Michael Lewis (incorporated by reference to Exhibit 10.21 to Registrant’s Form 10-KSB, dated March 18, 2005) *
10.22	Amendment to the Security Agreement and Ancillary Agreement with Laurus Master Funs, LLC (incorporated by reference to Exhibit 10.24 to Registrant’s Form SB-2 dated November 5, 2004)
10.23	Stock Purchase Agreement of TanSeco Systems, Inc. (incorporated by reference to Exhibit 10.25 to Registrant’s Form SB-2 dated November 5, 2004)
10.24	Service Agreement with RadioShack Corporation (incorporated by reference to Exhibit 10.26 to Registrant’s Form SB-2 dated November 5, 2004)
10.25
Form of Master Security Agreement, dated as of February 28, 2005, by and between eLinear, Inc., NetView Technologies, Inc., NewBridge Technologies, Inc., TanSeco Systems, Inc. and Investor (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated March 3, 2005)

10.26
Form of Common Stock Purchase Warrant Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K dated March 3, 2005)

10.27	Form of Secured Convertible Term Note, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K dated March 3, 2005)
10.28
Form of Restricted Account Agreement, dated as of February 28, 2005, by and between eLinear, Inc., the bank and Investor (incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K dated March 3, 2005)

10.29	Form of Registration Rights Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.5 to Registrant’s Form 8-K dated March 3, 2005)
10.30	Form of Stock Purchase Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.6 to Registrant’s Form 8-K dated March 3, 2005)
10.31	Consulting Agreement dated December 22, 2005 with Kevan Casey (incorporated by reference to Exhibit 1031 to Registrant’s Form 10-KSB, dated March 18, 2005) *
10.32	Form of Supplement, dated July 14, 2005, by and between Company and Investor. (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.33	Form of Warrant, dated as of July 14, 2005, by and between eLinear, Inc. and Investor. . (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.34	Form of Warrant, dated as of July 14, 2005, by and between eLinear, Inc. and Investor. . (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.35
Form of Amended and Restated Secured Convertible Term Note, dated as of July 14, 2005, by and between the eLinear, Inc. and Investor. (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).

10.36	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated May 6, 2005) *
10.37	2005 Stock Option Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated May 6, 2005) *
21.1	Subsidiaries of Registrant
23.1	Consent of Lopez, Blevins, Bork & Associates, LLP (to be filed herewith)

*	Indicates management contract or compensatory plan or arrangement.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

iii.	To include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on August 12, 2005.

eLINEAR, INC.

By: /s/ Michael Lewis
MICHAEL LEWIS
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevan Casey	Chairman of the Board	August 12, 2005
Kevan Casey

/s/ Michael Lewis	CEO, President and Director	August 12, 2005
Tommy Allen

/s/ Tommy Allen	Vice President and Vice Chairman	August 12, 2005
Tommy Allen

/s/ Joann Agee	Principal Accounting Officer	August 12, 2005
Joann Agee

/s/ J. Leonard Ivins	Director	August 12, 2005
J. Leonard Ivins

/s/ Carl A. Chase	Director	August 12, 2005
Carl A. Chase

INDEX TO EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant’s Current Report on Form 8-K, dated October 25, 1999)

2.2
Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant’s Annual Report on form 10-KSB, dated April 15, 2002)

3.1	Articles of Incorporation of Registrant (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
3.2	Bylaws of Registrant (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
3.3
Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant’s Form 10-QSB for the period ended June 30, 2000)
Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)

4.1	Specimen of Registrant’s Common Stock Certificate (incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1995)
5.1	Opinion of Brewer & Pritchard, PC (to be provided by amendment)
10.1	Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant’s Annual Report on Form 10-KSB, dated April 15, 2003) *
10.2	2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant’s Definitive Proxy Statement on Schedule 14A, dated June 30, 2000) *
10.3	Amendment No. 1 to Registrant’s 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant’s Form S-8, dated July 31, 2001) *
10.4	Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form S-8, dated January 14, 2003) *
10.5	Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant’s Form 10-QSB filed with the Commission on October 24, 2000)
10.6
Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K, dated January 28, 2004)

10.7
Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K, dated January 28, 2004)

10.8
Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K, dated January 28, 2004)

10.9
Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K, dated January 28, 2004)

10.10	Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004) *
10.11
Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.13 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.12
Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.13
Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.14
Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-KSB, dated February 13, 2004)

10.15
Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant’s Form 8-K, dated February 26, 2004)

10.16
Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant’s Form 8-K, dated February 26, 2004)

10.17
Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant’s Form 8-K, dated February 26, 2004)

10.18
Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant’s Form 8-K, dated February 26, 2004)

10.19
Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant’s Form 8-K, dated February 26, 2004)

10.20	eLinear, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated October 15, 2004) *
10.21	Employment Agreement dated January 15, 2005, with Michael Lewis (incorporated by reference to Exhibit 10.21 to Registrant’s Form 10-KSB, dated March 18, 2005) *
10.22	Amendment to the Security Agreement and Ancillary Agreement with Laurus Master Funs, LLC (incorporated by reference to Exhibit 10.24 to Registrant’s Form SB-2 dated November 5, 2004)
10.23	Stock Purchase Agreement of TanSeco Systems, Inc. (incorporated by reference to Exhibit 10.25 to Registrant’s Form SB-2 dated November 5, 2004)
10.24	Service Agreement with RadioShack Corporation (incorporated by reference to Exhibit 10.26 to Registrant’s Form SB-2 dated November 5, 2004)
10.25
Form of Master Security Agreement, dated as of February 28, 2005, by and between eLinear, Inc., NetView Technologies, Inc., NewBridge Technologies, Inc., TanSeco Systems, Inc. and Investor (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated March 3, 2005)

10.26
Form of Common Stock Purchase Warrant Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K dated March 3, 2005)

10.27	Form of Secured Convertible Term Note, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K dated March 3, 2005)
10.28
Form of Restricted Account Agreement, dated as of February 28, 2005, by and between eLinear, Inc., the bank and Investor (incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K dated March 3, 2005)

10.29	Form of Registration Rights Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.5 to Registrant’s Form 8-K dated March 3, 2005)
10.30	Form of Stock Purchase Agreement, dated as of February 28, 2005, by and between eLinear, Inc. and Investor (incorporated by reference to Exhibit 10.6 to Registrant’s Form 8-K dated March 3, 2005)
10.31	Consulting Agreement dated December 22, 2005 with Kevan Casey (incorporated by reference to Exhibit 1031 to Registrant’s Form 10-KSB, dated March 18, 2005) *
10.32	Form of Supplement, dated July 14, 2005, by and between Company and Investor. (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.33	Form of Warrant, dated as of July 14, 2005, by and between eLinear, Inc. and Investor. . (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.34	Form of Warrant, dated as of July 14, 2005, by and between eLinear, Inc. and Investor. . (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).
10.35
Form of Amended and Restated Secured Convertible Term Note, dated as of July 14, 2005, by and between the eLinear, Inc. and Investor. (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K dated July 20, 2005).

10.36	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated May 6, 2005) *
10.37	2005 Stock Option Plan (incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement, dated May 6, 2005) *
21.1	Subsidiaries of Registrant
23.1	Consent of Lopez, Blevins, Bork & Associates, LLP (to be filed herewith)

*	Indicates management contract or compensatory plan or arrangement.